   As filed with the Securities and Exchange Commission on June 22, 1999
                                                      Registration No. 333-77025
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ------------------

                        AMENDMENT NO. 4 TO FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ------------------
                                STAMPS.COM INC.
             (Exact Name of Registrant as Specified in Its Charter)

               Delaware                          5961                          77-0454966
   (State or Other Jurisdiction of   (Primary Standard Industrial           (I.R.S. Employer
    Incorporation or Organization)      Classification Number)            Identification No.)

                              ------------------
                     3420 Ocean Park Boulevard, Suite 1040
                         Santa Monica, California 90405
                                 (310) 581-7200
               (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                              ------------------
                                 John M. Payne
                     President and Chief Executive Officer
                                STAMPS.COM INC.
                     3420 Ocean Park Boulevard, Suite 1040
                         Santa Monica, California 90405
                                 (310) 581-7200
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)
                              ------------------
                                   Copies to:

               Bruce R. Hallett, Esq.                                 Alan K. Austin, Esq.
               Allen Z. Sussman, Esq.                                Mark L. Reinstra, Esq.
                Sean M. Pence, Esq.                                  James C. Creigh, Esq.
          Brobeck, Phleger & Harrison LLP                           Brian M. McDaniel, Esq.
                38 Technology Drive                             Wilson Sonsini Goodrich & Rosati
              Irvine, California 92618                                 650 Page Mill Road
                   (949) 790-6300                                 Palo Alto, California 94304
                                                                         (650) 493-9300

                              ------------------
        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
                              ------------------
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------
                                                           Proposed
                                       Proposed Maximum    Maximum      Amount of
  Title of  Securities    Amount to be  Offering Price    Aggregate    Registration
    to be Registered      Registered    Per Share (1)   Offering Price    Fee(2)
-----------------------------------------------------------------------------------
Common Stock, $0.001 par
 value.................    5,750,000        $11.00       $63,250,000    $17,583.50
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933.
(2) $15,985 of the registration fee was previously paid by the registrant in connection with the filing of the Registration Statement on April 26, 1999. $1,598.50 was previously paid by the registrant in connection with the filing of Amendment No. 2 on June 7, 1999.
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The Information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an +
+offer to sell securities and is not soliciting an offer to buy these          +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 22, 1999

                             [LOGO OF STAMPS.COM]

                                5,000,000 Shares

                                  Common Stock

   This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $9.00 and $11.00 per share. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "STMP."

                                ---------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 6.

                                ---------------

                                                                Per Share Total
                                                                --------- -----
   Public Offering Price.......................................    $      $
   Underwriting Discounts and Commissions......................    $      $
   Proceeds to Stamps.com......................................    $      $

   The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   We have granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover any over-allotments. If the underwriters exercise the right in full, the public offering price will total
$    , the underwriting discounts and commissions will total $    , and our
proceeds will total $    .

   We have requested that the underwriters reserve up to ten percent of the shares of common stock for sale at the initial public offering price to directors, officers, employees and other individuals designated by Stamps.com.

   BancBoston Robertson Stephens Inc. expects to deliver the shares of common
stock on        , 1999.

                                ---------------

BancBoston Robertson Stephens
            Thomas Weisel Partners LLC
                        Volpe Brown Whelan & Company
                                                         Wit Capital Corporation

                   The date of this Prospectus is    , 1999.

                            [DESCRIPTION OF ARTWORK]

Images of the different screens from Stamps.com.

INSIDE FRONT COVER

    The inside front cover of the prospectus has the three steps a consumer will use to obtain postage with Stamps.com. The following are the steps to be taken:

    1. Download Software and Sign-up: Start printing postage in a matter of minutes. Simply download the free software from our web site, www.stamps.com, register and you're ready to go.

    2. Select your Address: Type in a new address or select from an existing address book and Stamps.com corrects and formats your addresses online. Stamps.com also integrates with the most popular contact managers and word processors.

    3. Print Postage: Just click print. Your postage, bar code and address is printed from your inkjet or laser printer right onto envelopes, labels or business forms. It's that easy.

INSIDE GATEFOLD (two pages)

    The first page is a picture of a printer with an envelope with postage coming out. Across the top of the page are the words INTERNET POSTAGE. The picture is green and blue striped.

    The second page is a picture of a keyboard with centered text which reads POSTAGE FROM YOUR PRINTER.(TM) Across the bottom of the page are the following words:

  WE RUN SECURE POSTAGE SERVERS(TM) ON THE INTERNET CONNECTING THE U.S. POSTAL SERVICE WITH CONSUMERS, SMALL BUSINESSES AND CORPORATE CUSTOMERS ALLOWING THEIR ORDINARY LASER AND INKJET PRINTERS TO APPLY A NEW FORM OF DIGITAL POSTAGE CALLED "INDICIUM".
  Stamps.com offers a convenient, cost-effective and easy-to-use service for purchasing and printing postage over the Internet. Our core service is designed to enable users to print information based indicia, or electronic stamps, directly onto envelopes, labels, or business documents using ordinary laser or inkjet printers. No additional hardware is necessary for a user to purchase and print our Internet Postage; the user's existing PC, printer and Internet set-up are sufficient.

    In the bottom right corner is the Stamps.com logo.

INSIDE BACK COVER

    The inside back cover of the prospectus has an envelope with an enlarged indicia. Each item of the indicia is explained in detail directly in the center of the page. The explanation is as follows:

    There is a vertical barcode called the FIM, or Facing Identification Mark. The Post Office uses this to sort the mail. There is a postage amount in number format with human readable information, including the postage value, mail class, and date. There is a two-dimensional barcode. It contains information to make this mailpiece unique, such as delivery and routing information, postage value, and your digital signature. Under the barcode on the left side is the licensing post office and on the right side is the unique meter number for the mailpiece.

    Across the bottom section of this page is an iconic list of Stamps.com Current Partnerships which includes Office Depot.com; Quicken.com; America Online; and Avery.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

    Until      , 1999, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   6
Information Regarding Forward Looking Statements.........................  18
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Financial Data..................................................  22
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  23
Business.................................................................  27
Management...............................................................  39
Related Party Transactions...............................................  51
Principal Stockholders...................................................  52
Description of Capital Stock.............................................  54
Shares Eligible for Future Sale..........................................  57
Underwriting.............................................................  58
Legal Matters............................................................  60
Experts..................................................................  60
Where You Can Find Additional Information................................  60
Index to Financial Statements............................................ F-1

    Except as otherwise noted, all information in this prospectus:

  . reflects the automatic conversion of our outstanding preferred stock into common stock immediately prior to the closing of this offering;

  . reflects a three-for-two common stock dividend to our common stockholders authorized by the Board of Directors on June 3, 1999; and

  . assumes that the underwriters' over-allotment option will not be exercised.

                                    SUMMARY

    You should read the following summary together with the more detailed information and financial statements and the notes to those statements appearing elsewhere in this prospectus. This prospectus contains forward looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward looking statements as a result of the factors set forth under "Risk Factors" and elsewhere in this prospectus.

                                Stamps.com Inc.

    We offer a convenient, cost effective and easy to use service for purchasing and printing postage over the Internet. Our core service is designed to enable users to print information based indicia, or electronic stamps, directly onto envelopes, labels or business documents using ordinary laser or inkjet printers. No additional hardware is necessary for a user to purchase and print our Internet postage; the user's existing PC, printer and Internet set-up are sufficient. Accessing our service is simple. A user will obtain our free software either via a download from the Internet or through an install from a CD-ROM. After installing the software and completing a brief registration process, the user will connect via the Internet to our secure Postage Server and purchase postage electronically 24 hours a day, seven days a week. We will act as an ongoing intermediary between the US Postal Service and users by offering the ability to purchase postage through our secure Postage Server. Our technology works within rigorous US Postal Service requirements to provide secure access to postage. Our Postage Server will be designed to interact with word processing, contact and address management, accounting and corporate applications to stamp letters, invoices, statements, checks and other business documents automatically.

                                  Our Strategy

    Our objective is to be the leading provider of convenient, cost effective and easy to use software-based Internet postage services. To achieve this objective, our strategy includes the following key elements:

  . Enhancing our brand name through a variety of marketing and promotional techniques;

  . Forming strategic partnerships with companies in the Internet, software, original equipment manufacturer, office supply and media industries;

  . Establishing first-to-market advantages by becoming the first software-based Internet postage solution approved for commercial release;

  . Rapidly growing our customer base by enhancing our brand name, forming strategic partnerships and establishing first-to-market advantages;

  . Utilizing our software-based solution and technology to enhance our service offering and expand the benefits of secure online transactions; and

  . Pursuing additional revenue opportunities, including postage related products and insurance, the international Internet postage market, and authenticated document delivery.

                             Corporate Information

    In September 1996, our founders began to investigate the feasibility of entering into the US Postal Service's Information Based Indicia Program and initiated the certification process. In January 1998, we were incorporated in Delaware as StampMaster, Inc. and changed our name to Stamps.com Inc. in December 1998. Our executive offices are located at 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405, and our telephone number is (310) 581-7200. Information contained on our Web site does not constitute part of this prospectus.

                                  The Offering

 Common stock offered....................... 5,000,000 shares

 Common stock to be outstanding after this
   offering................................. 34,771,454 shares

 Use of proceeds............................ To expand marketing and distribution partnerships, for
                                             further development our
                                             technology and for working
                                             capital and other general
                                             corporate purposes.

 Nasdaq National Market symbol.............. STMP

    The number of shares outstanding after this offering excludes, as of the date of this prospectus:

  . 1,915,041 shares of common stock that may, but have not yet been issued under our stock option and stock purchase plans; and

  . options and warrants to purchase a total of 5,382,009 shares of common stock at a weighted average exercise price of $0.84 per share. See "Capitalization."

                             Summary Financial Data
                (in thousands, except share and per share data)

    The following table should be read with the financial statements and notes to those statements appearing elsewhere in this prospectus. The pro forma calculations give effect to the conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering as if the conversion occurred at inception, or the date of original issuance, if later. Our as adjusted column reflects the sale of 5,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $10.00 per share after deducting underwriter discounts and commissions and estimated expenses payable by us.

                                January 9, 1998  January 9, 1998
                                  (inception)      (inception)    Three Months
                                    through          through         Ended
                               December 31, 1998 March 31, 1998  March 31, 1999
                               ----------------- --------------- --------------
                                                   (unaudited)    (unaudited)
Statement of Operations Data:
Net revenues.................     $        --      $       --     $        --
Loss from operations.........          (4,180)           (363)         (3,688)
Net loss.....................          (4,195)           (363)         (3,686)
                                  -----------      ----------     -----------
Basic and diluted net loss
  per share..................     $     (0.85)     $    (0.09)    $     (0.53)
Pro forma basic and diluted
  net loss per share.........     $     (0.36)     $    (0.05)    $     (0.15)
Weighted shares outstanding
  used in basic and diluted
  net loss per share
  calculations...............       4,955,913       4,240,518       6,900,975
Weighted shares outstanding
  used in pro forma basic and
  diluted net loss per share
  calculation................      11,593,380       6,863,917      25,057,782

                                                       As of March 31, 1999
                                                        Actual     As Adjusted
                                                       ----------  ------------
                                                            (unaudited)
Balance Sheet Data:
Cash and cash equivalents............................. $   28,524    $74,374
Working capital.......................................     26,090        71,940
Total assets..........................................     29,872        75,722
Line of credit and capital lease obligations..........      1,425         1,425
Redeemable preferred stock............................     34,278            --
Total stockholders' equity (deficit)..................     (7,227)       72,901

                                  RISK FACTORS

    You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our stock could decline, and you may lose all or part of your investment.

                  We face risks associated with our operations

If our service is not approved for commercial release, our business will fail.

    Our service for purchasing postage over the Internet has not been approved by the US Postal Service. We depend entirely on US Postal Service approval of our Internet postage service. We are currently in the pre-approval testing stage of the US Postal Service's Information Based Indicia Program. We cannot be certain that our service will successfully emerge from this testing phase or that the US Postal Service will ever approve our service for commercial release.

    We believe that US Postal Service approval of our software-based service, prior to approval of our competitors' software-based products, is critical to our success. If we don't receive the required regulatory approval in a timely manner, our business and ability to compete in the Internet postage market will suffer dramatically.

Intellectual property infringement claims, including a June 1999 claim against us by Pitney Bowes, could delay our development and harm our results of operations.

    We face substantial uncertainty regarding the impact that other parties' intellectual property positions will have on the Internet postage market. For example, on at least three occasions, Pitney Bowes sent formal comments to the US Postal Service asserting that intellectual property of Pitney Bowes related to postage metering products and systems would be infringed by products meeting the Information Based Indicia Program requirements. Specifically, in a number of letters, Pitney Bowes identified a total of 19 US patents and four US patent applications that it contends would be infringed by postage metering systems that meet the requirements of the Information Based Indicia Program. Our Internet postage service is designed to meet these requirements, which has led Pitney Bowes to sue us for alleged patent infringement.

    Specifically, on June 16, 1999, Pitney Bowes filed a patent infringement lawsuit against us. The suit alleges that we are infringing two patents held by Pitney Bowes related to postage application systems and electronic indicia. The suit seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. Pitney Bowes filed a similar complaint in early June 1999 against one of our competitors, E-Stamp Corporation, alleging infringement of seven Pitney Bowes patents. If Pitney Bowes successfully asserts its claims against us and E-Stamp, then we and E-Stamp may be prevented or hindered in competing in the Internet postage market. We are currently investigating the claims against us and have not responded to the suit. In addition, the litigation could result in significant expenses and diversion of management time and other resources. Further, if Pitney Bowes successfully asserts an infringement claim against us, our operations would be impacted severely. The Pitney Bowes suit could result in limitations on how we implement our service, delays and costs associated with redesigning our service and payments of license fees and other payments. Any injunction could eliminate our ability to market critical products or services.

    On August 17, 1998, Pitney Bowes issued a press release stating that it holds dozens of US patents related to computer-based postage metering and that it intends to engage in discussions with other marketers of computer-based postal products to license Pitney Bowes technology. Prior to Pitney Bowes filing a lawsuit against us, we were in license discussions with Pitney Bowes. We intend to continue these discussions; however, we cannot predict whether these discussions will continue, the outcome of these discussions or the impact of Pitney Bowes' intellectual property claims on our business or the Internet postage market. If Pitney Bowes is able to successfully assert claims against us and if we do not enter into a license relationship with Pitney Bowes, our business could be impacted severely. As described above, Pitney Bowes could obtain monetary and injunctive relief against us.

    As is customary with technology companies, we may receive or become aware of correspondence claiming potential infringement of other parties' intellectual property rights. We could incur significant costs and diversion of management time and resources to defend claims regardless of the validity of these claims. We may not have adequate resources to defend these claims, and any associated costs and distractions could have a material adverse effect on our business, financial condition and results of operations. As an alternative to litigation, we may seek licenses for other parties' intellectual property rights. We may not be successful in obtaining all of the necessary licenses on commercially reasonable terms, if at all.

    We rely on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect our rights in our products, services, know-how and information. We have three issued US patents and have filed four patent applications in the United States. We have also applied for several trademarks and service marks. We plan to apply for other patents in the future. We may not receive patents for any of our patent applications. Even if patents are issued to us, claims issued in these patents may not protect our technology. In addition, any of our patents might be held invalid or unenforceable by a court. If our patents fail to protect our technology, our competitive position could be harmed. Even if our patents are upheld or are not challenged, third parties may develop alternative technologies or products without infringing our patents. We generally enter into confidentiality agreements with our employees, consultants and other third parties to control and limit access and disclosure of our confidential information. These contractual arrangements or other steps taken to protect our intellectual property may not prove to be sufficient to prevent misappropriation of technology or deter independent third party development of similar technologies. Additionally, the laws of foreign countries may not protect our services or intellectual property rights to the same extent as do the laws of the United States.

Ongoing US Postal Service regulation may cause disruptions or the discontinuance of our business.

    If we achieve US Postal Service approval of our Internet postage service, we will remain subject to continued US Postal Service scrutiny and other government regulations. For example, US Postal Service regulations may require that our personnel with access to postal information or resources receive a security clearance prior to doing relevant work. We may experience delays or disruptions if our personnel cannot receive necessary security clearances in a timely manner, if at all. The regulations may limit our ability to hire qualified personnel. For example, sensitive clearance may only be provided to US citizens or aliens who are specifically approved to work on US Postal Service projects.

    The US Postal Service could change its certification requirements or specifications for Internet postage or revoke the approval of our service. The US Postal Service could also decide that Internet postage should no longer be an approved postage service due to security concerns or other issues. Our business would suffer dramatically if we are unable to adapt our Internet postage service to any new requirements or specifications or if the US Postal Service were to discontinue Internet postage as an approved postage method. Alternatively, the US Postal Service could amend its requirements to make certification easier to obtain, which could lead to more competition from third parties. See "--If we are unable to compete successfully, our revenues and operating results will suffer."

The Internet postage market is new and uncertain and our business may not develop.

    The market for Internet postage has not developed, and its development is subject to substantial uncertainty. We cannot assure you that the Internet postage market will develop. We depend on the commercial acceptance of our service for purchasing postage over the Internet. We do not know if our target customers will transition to the Internet as a means of purchasing postage. If potential users choose the Internet to purchase postage, we cannot be certain that these users will adopt our system. Additionally, uncertainty surrounding intellectual property claims, such as those asserted by Pitney Bowes against us and E-Stamp, could severely impact the development of the Internet postage market and our business.

We have a history of losses and expect to incur losses in the future, and we may never achieve profitability.

    As of March 31, 1999, we had not generated any revenues and had a deficit accumulated during the development stage of $7.9 million. Our lack of revenues can be attributed primarily to the fact that Internet postage has not been approved for commercial release. In the course of our pre-commercial development activities, we have not achieved profitability and expect to continue to incur net losses for at least the next several quarters. Due to the need to establish our brand and service, we expect to incur increasing sales and marketing, product development and administrative expenses. As a result, we will need to generate significant revenues to achieve and maintain profitability. In this regard, you should disregard our gross margin projections of 85% contained in an online article published by a third party in December 1998 and linked to our Web site. Our gross margins are very uncertain given that our Internet postage service may never receive US Postal Service approval, attain commercial acceptance or develop into a significant source of revenues for us. We have additional uncertainty related to the lack of a proven pricing model in the untested Internet postage market. It is likely that our gross margins and pricing strategies will vary in the short and long term. In addition, projections published by market analysts regarding our margins may differ from our actual results.

    Our ability to generate gross margins generally assumes that if a market for Internet postage develops, we must generate significant revenues from a large base of active consumers. Even if we are able to establish any sizable base of users, we may still not generate significant gross margins. For instance, you should not rely on published statements that indicate our intention to generate revenues from a 10% convenience fee. One of our initial service plans does contemplate a 10% service fee. See "Management Discussion and Analysis of Financial Condition and Results of Operations--Overview." However, given the current limited beta use of our service and the lack of a commercial market for Internet postage, we cannot be sure that a percentage fee will be our ultimate pricing approach or that a percentage fee would generate significant customer use of our service. We continue to evaluate many different pricing and fee structures, none of which have been tested on a commercial basis. As a result, we cannot predict whether any contemplated pricing or fee structure, including a percentage convenience fee, will ever generate revenues or profits for us. Overall, you should not base your decision as to whether to invest in shares of our common stock on any other published article or any calculation of our gross margins, if any, or pricing strategies. Any projection or other forward looking statements are subject to a great deal of uncertainty and change. You should be aware that our future revenue and operating results will be affected by a number of factors, including those discussed in this section.

We must effectively manage our commercial release to achieve acceptance of our service.

    If we receive US Postal Service approval of our Internet postage service, we will face numerous risks coincident with the introduction of our services. We will be initially subject to a limited launch of 10,000 customers after our commercial release. We intend to conduct a controlled national launch of our service; however, we have very limited experience conducting marketing campaigns, and we may fail to generate significant interest. On the other hand, if we experience extensive interest in our services, we may fail to meet the expectations of customers due to the strains this demand will place on our Web site, network infrastructure and our systems.

    Our ability to obtain and retain customers depends on our customer service capabilities. We cannot predict whether the quantity or quality of our customer service will be sufficient to address our customers' needs. If we are unable at any time during and after our controlled national launch to appropriately address customer service issues or provide a satisfactory customer experience for current or potential customers, our business and reputation may be damaged.

If we cannot effectively manage our growth, our ability to provide services will suffer.

    Our reputation and our ability to attract, retain and serve our customers depend upon the reliable performance of our Web site, network infrastructure and systems. We have a limited basis upon which to evaluate the capability of our systems to handle controlled or full commercial availability of our Internet postage service. We have recently expanded our operations significantly, and further expansion will be required to address the anticipated growth in our user base and market opportunities. To manage the expected growth of operations and personnel, we will need to improve existing and implement new systems, procedures and controls. In addition, we will need to expand, train and manage an increasing employee base. We will also need to expand our finance, administrative and operations staff. We may not be able to effectively manage this growth. Our current expansion has placed and we expect our future expansion to continue to place a significant strain on our managerial, operational and financial resources. Our current and planned personnel, systems, procedures and controls may be inadequate to support our future operations. If we are unable to manage growth effectively or experience disruptions during our expansion, our business will suffer and our financial condition and results of operations will be seriously affected.

We have a limited operating history and cannot predict our ability to successfully launch and maintain our Internet postage service.

    In September 1996, our founders began to investigate the feasibility of entering into the US Postal Service's Information Based Indicia Program and initiated the certification process. In January 1998, we were incorporated in Delaware and accordingly, we have a very limited operating history. As of March 31, 1999, we had generated no revenues and do not expect to generate any significant revenues until the US Postal Service approves our Internet postage service for commercial release. You should consider our prospects in light of the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. These risks include, among other things, our:

  . ability to meet and maintain government specifications for our service, specifically US Postal Service requirements;

  . complete dependence on a service that currently has no market acceptance;

  .  need to expand our sales and support organizations;

  .  ability to establish and expand our brand name;

  . ability to expand our operations to meet the commercial demand for our service;

  . development of and reliance on strategic and distribution relationships;

  .  ability to prevent and respond quickly to service interruptions;

  .  ability to minimize fraud and other security risks; and

  . competition from competitors with greater capital resources and brand awareness.

If we are unable to maintain and develop our strategic relationships and distribution arrangements, our Internet postage service may not achieve commercial acceptance.

    We have established strategic relationships with a very limited number of third parties. If we receive US Postal Service approval, our strategic relationships will generally involve the promotion and distribution of our service through our partners' Web sites. Additionally, some of our relationships provide for the inclusion of our logo or promotional offers for our service in packaging and marketing materials utilized by our partners. In return for promoting our service, our partners may receive revenue sharing opportunities. In order to achieve wide distribution of our service, we believe we must establish additional similar relationships to effectively market our service. We have limited experience in establishing and maintaining these strategic relationships and we may fail in our efforts to establish and maintain our strategic relationships. In addition to establishing and maintaining these relationships, our distribution agreements are dependent upon US Postal Service approval of our Internet postage service. For example, we regard our marketing and distribution agreement with America Online as one of our most significant strategic relationships and it is subject to termination at the option America Online if we do not receive US Postal Service approval for our service by August 15, 1999.

    None of our current strategic relationships have resulted in revenues, primarily because the US Postal Service has not approved our Internet postage service for commercial release. As a result, our strategic partners may not view their relationships with us as significant or vital to their businesses and consequently, may not perform according to our expectations. We have little ability to control the efforts of our strategic partners and even if we are successful in establishing strategic relationships, these strategic relationships may not be successful.

If our Internet postage service does not achieve commercial acceptance, our operating results will suffer.

    Assuming we receive US Postal Service approval, we will rely on a single service for our revenues for the foreseeable future. As a result, our ability to gain commercial acceptance of our Internet postage service is critical to our success. Any failure to successfully gain commercial acceptance of our Internet postage service would not only have a material adverse effect on our business and results of operations but also on our ability to seek any additional revenue opportunities.

System and online security failures could harm our business and operating results.

    Our Internet postage service depends on the efficient and uninterrupted operation of our computer and communications hardware systems. In addition, we must provide a high level of security for the transactions we execute. We rely on internally-developed and third party technology to provide secure transmission of postage and other confidential information. Any breach of these security measures would severely impact our business and reputation and would likely result in the loss of customers. Furthermore, if we are unable to provide adequate security, the US Postal Service could prohibit us from selling postage over the Internet.

    Our systems and operations are vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events. For example, all of our Internet postage processing hardware is located in our facility in Southern California, a seismically active region. Our servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We have experienced minor system interruptions in the past and may experience them again in the future. Any substantial interruptions in the future could result in the loss of data and could completely impair our ability to generate revenues from our service. We do not presently have a formal disaster recovery plan in effect. We are currently evaluating our business interruption insurance to determine whether we have sufficient coverage to compensate us for losses that may occur after our commercial launch.

    A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Anyone who is able to circumvent our security measures could misappropriate confidential information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against potential security breaches or to alleviate problems caused by any breach. We rely on specialized technology to provide the security necessary for secure transmission of postage and other confidential information. Advances in computer capabilities, new discoveries in security technology, or other events or developments may result in a compromise or breach of the algorithms we use to protect customer transaction data. Should someone circumvent our security measures, it could seriously harm our reputation, business, financial condition and results of operations. Security breaches could also expose us to a risk of loss or litigation and possible liability for failing to secure confidential customer information. As a result, we may be required to expend a significant amount of financial and other resources to protect against security breaches or to alleviate any problems that they may cause.

If we do not expand our product and service offerings, our business may not grow.

    We may pursue the acquisition of new or complementary businesses, products or technologies in an effort to enter into new business areas, diversify our sources of revenue and expand our product and service offerings outside the Internet postage market. At present, we have no commitments or agreements and are not currently engaged in discussions for any material acquisitions or investments. To the extent we pursue new or complementary businesses, we may not be able to expand our service offerings and related operations in a cost-effective or timely manner. We may experience increased costs, delays and diversions of management's attention when integrating any new businesses or services. We may lose key personnel from our operations or those of any acquired business. Furthermore, any new business or service we launch that is not favorably received by users could damage our reputation and brand name in the Internet postage or other markets that we enter. We also cannot be certain that we will generate satisfactory revenues from any expanded services or products to offset related costs. Any expansion of our operations would also require significant additional expenses, and these efforts may strain our management, financial and operational resources. Additionally, future acquisitions may also result in potentially dilutive issuances of equity securities, the incurrence of additional debt, the assumption of known and unknown liabilities, and the amortization of expenses related to goodwill and other intangible assets, all of which could have a material adverse effect on our business, financial condition and operating results. New issuances of securities may also have rights, preferences and privileges senior to those of our common stock.

We expect that fluctuations in our operating results could cause our stock price to fall.

    As of March 31, 1999, we had not generated any revenues from our operations. Accordingly, we have a limited basis upon which to predict future operating results. We expect that our revenues, margins and operating results will fluctuate significantly due to a variety of factors, many of which are outside of our control. These factors include:

  .  timing of the commercial release of our Internet postage service;

  .  the costs to defend ourselves against intellectual property claims;

  . the costs of our marketing programs to establish the Stamps.com brand name;

  .  demand for our Internet postage service;

  . our ability to develop and maintain strategic and distribution relationships;

  . the number, timing and significance of new products or services introduced by both us and our competitors;

  . our ability to develop, market and introduce new and enhanced services on a timely basis;

  .  the level of service and price competition;

  .  changes in our operating expenses as we expand operations; and

  .  general economic factors.

    Our cost of revenues includes costs for systems operations, customer service, Internet connection and security services; all of these costs will fluctuate depending upon the demand for our service. In addition, a substantial portion of our operating expenses is related to personnel costs, marketing programs and overhead, which cannot be adjusted quickly and are therefore relatively fixed in the short term. Our operating expense levels are based, in significant part, on our expectations of future revenues. If our expenses precede increased revenues, both gross margins and results of operations would be materially and adversely affected because a relatively small amount of our costs and expenses varies with our revenues in the short term.

    Due to the foregoing factors and the other risks discussed in this prospectus, you should not rely on period-to-period comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations will be below the expectations of public market analysts and investors. In this event, the market price of our common stock is likely to fall.

If we do not achieve brand recognition necessary to succeed in the Internet postage market, our business will suffer.

    We must quickly build our Stamps.com brand to gain market acceptance for our service. We believe it is imperative to our long term success that we obtain significant market share for our services before other competitors enter the Internet postage market. We must make substantial expenditures on product development, strategic relationships and marketing initiatives in an effort to establish our brand awareness. In addition, we must devote significant resources to ensure that our users are provided with a high quality online experience supported by a high level of customer service. We cannot be certain that we will have sufficient resources to build our brand and realize commercial acceptance of our service. If we fail to gain market acceptance for our service, our business will suffer dramatically.

If we are unable to compete successfully, particularly against large, traditional providers of postage products such as Pitney Bowes who enter the online postage market, our revenues and operating results will suffer.

    The market for Internet postage products and services is new and we expect it to be intensely competitive. At present, three other vendors seeking certification through the Information Based Indicia Program have hardware products available for beta testing. One of the hardware vendors also has a software-based product in beta testing. Another of these hardware vendors, Pitney Bowes, has made formal comments to the US Postal Service asserting that it holds several patents and has patent applications pending which are infringed by the product specifications that Information Based Indicia Program participants are required to follow. To that end, Pitney Bowes filed two separate lawsuits in June 1999 against us and E-Stamp alleging infringement of Pitney Bowes patents. See "--Intellectual property infringement claims, including a June 1999 claim against us by Pitney Bowes, could delay our development and harm our results of operations." Given Pitney Bowes' assertions, they may have the technology available to duplicate the products and services offered by other Internet postage providers, including Stamps.com. In a May 1999 press release, Pitney Bowes announced its intention to demonstrate both a hardware and software-based Internet postage solution. If any of our competitors, including Pitney Bowes, could provide the same or similar service as us, our operations could be adversely impacted. Based on current participants in the Information Based Indicia Program, we expect that our competitors will initially include:

  . traditional providers of postage products and services, including Pitney Bowes and Neopost Industrie;

  . potential providers of Internet postage products and services, including Pitney Bowes, E-Stamp and Neopost;

    Internet postage may not be adopted by postage consumers. These consumers may continue to use traditional means to purchase postage, including purchasing postage from their local post office. If Internet postage becomes a viable market, we may not be able to establish or maintain a competitive position against current or future competitors as they enter the market. Many of our competitors have longer operating histories, larger customer bases, greater brand recognition, greater financial, marketing, service, support, technical, intellectual property and other resources than us. As a result, our competitors may be able to devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing policies and devote substantially more resources to Web site and systems development than us. This increased competition may result in reduced operating margins, loss of market share and a diminished brand. We may from time to time make pricing, service or marketing decisions or acquisitions as a strategic response to changes in the competitive environment. These actions could result in reduced margins and seriously harm our business.

    If the market for Internet postage develops, we could face competitive pressures from new technologies or the expansion of existing technologies approved for use by the US Postal Service. We may also face competition from a number of indirect competitors that specialize in electronic commerce and other companies with substantial customer bases in the computer and other technical fields. Additionally, companies that control access to transactions through a network or Web browsers could also promote our competitors or charge us a substantial fee for inclusion. Our competitors may also be acquired by, receive investments from or enter into other commercial relationships with larger, better-established and better-financed companies as use of the Internet and other online services increases. In addition, changes in postal regulations could adversely affect our service and significantly impact our competitive position. We may be unable to compete successfully against current and future competitors, and the competitive pressures we face could seriously harm our business. See "Business--Our Competition."

We rely on a relatively new management team and need additional personnel to grow our business.

    Our management team is relatively new and we intend to continue to hire key management personnel, including a Chief Operating Officer. For example, our Chief Executive Officer was hired in October 1998 and our Chief Financial Officer was hired in September 1998. There can be no assurance that we will successfully assimilate our recently hired managers or that we can successfully locate, hire, assimilate and retain qualified key management personnel. Our business is largely dependent on the personal efforts and abilities of our senior management, including Mr. Payne, our Chief Executive Officer, Mr. LaValle, our Chief Financial Officer, and other key personnel. Any of our officers or employees can terminate his or her employment relationship at any time. The loss of these key employees or our inability to attract or retain other qualified employees could have a material adverse effect on our results of operations and financial condition.

    Our future success depends on our ability to attract, retain and motivate highly skilled technical, managerial, editorial, merchandising, marketing and customer service personnel. We plan to hire additional personnel in all areas of our business. Competition for qualified personnel is intense, particularly in the Internet and high technology industries. As a result, we may be unable to successfully attract, assimilate or retain qualified personnel. Further, we may be unable to retain the employees we currently employ or attract additional technical personnel. The failure to retain and attract the necessary personnel could seriously harm our business, financial condition and results of operations.

If we do not respond effectively to technological change, our service could become obsolete and our business will suffer.

    The development of our service and other technology entails significant technical and business risks. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online operations. The Internet and the electronic commerce industry are characterized by:

  .  rapid technological change;

  .  changes in user and customer requirements and preferences;

  . frequent new product and service introductions embodying new technologies; and

  .  the emergence of new industry standards and practices.

    The evolving nature of the Internet or the Internet postage market could render our existing technology and systems obsolete. Our success will depend, in part, on our ability to:

  .  license or acquire leading technologies useful in our business;

  .  enhance our existing service;

  . develop new services and technology that address the increasingly sophisticated and varied needs of our current and prospective users; and

  . respond to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner.

    Future advances in technology may not be beneficial to, or compatible with, our business. Furthermore, we may not successfully use new technologies effectively or adapt our technology and systems to user requirements or emerging industry standards on a timely basis. Our ability to remain technologically competitive may require substantial expenditures and lead time. If we are unable to adapt in a timely manner to changing market conditions or user requirements, our business, financial condition and results of operations could be seriously harmed.

If we market our Internet postage service internationally, foreign governments' regulation could disrupt our operations.

    One element of our strategy is to provide our service in international markets. Our ability to provide our service in international markets would likely be subject to rigorous governmental approval and certification requirements similar to those imposed by the US Postal Service. For example, our service cannot currently be used for international mail because foreign postal authorities do not currently recognize information based indicia postage. If foreign postal authorities in the future accept postage generated by our service and if we obtain the necessary foreign certification or approvals, we would likely be subject to ongoing regulation by international governments and agencies. To date, efforts to create a certification process in Europe and other foreign markets are in a very preliminary stage and these markets may not prove to be a viable opportunity for us. As a result, we cannot predict when, or if, international markets will become a viable source of revenues for a postage service similar to ours.

    If we achieve significant international acceptance of our service, our business activities will be subject to a variety of potential risks, including the adoption of laws and regulatory requirements, political and economic conditions, difficulties protecting our intellectual property rights and actions by third parties that would restrict or eliminate our ability to do business in these jurisdictions. If we begin to transact business in foreign currencies, we will become subject to the risks attendant to transacting in foreign currencies, including the potential adverse effects of exchange rate fluctuations.

If the internal and third-party equipment and software that we use are not Year 2000 compliant, our operating results, brand and reputation could be impaired and we could lose users.

    Many existing computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. If not corrected, there could be system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these "Year 2000" requirements.

    We use and depend on third-party equipment and software that may not be Year 2000 compliant. If Year 2000 issues prevent our users from accessing the Internet or our service, purchasing postage or using their credit cards, our business and operations will suffer. Any failure of our third-party equipment or software to operate properly could result in system and online security failures and require us to incur unanticipated expenses, resulting in serious harm to our business, operating results and financial condition. For example, we rely on the US Postal Service's secure postage accounting vault to purchase postage credit for our customers. If the US Postal Service systems are not Year 2000 compliant, users of our service may not be able to purchase additional postage.

    Our failure to make our service Year 2000 compliant could result in:

  .  a decrease in sales of our service;

  . an increase in the allocation of resources to address Year 2000 problems of our users without additional revenue commensurate with the dedication of our resources; and

  . an increase in litigation costs relating to losses suffered by our users due to Year 2000 problems.

    Furthermore, the purchasing patterns of users or potential users may be affected by Year 2000 issues as companies expend significant resources to correct their current systems. These expenditures may result in reduced funds available to purchase our service, which could seriously harm our business, operating results and financial condition. We have conducted a preliminary review of our internal computer systems to identify the systems that could be affected by the Year 2000 issue. Based on this preliminary review, we believe that our internal software systems are Year 2000 compliant. However, we continually evaluate our systems and intend to develop a contingency plan to address any Year 2000 issues we discover. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our growth and operating results could be impaired if we are unable to meet our future capital requirements.

    We believe that our current cash balances together with the net proceeds of this offering will allow us to fund our operations for at least the next 12 months. However, we may require substantial working capital to fund our business and we may need to raise additional capital. We cannot be certain that additional funds will be available on satisfactory terms when needed, if at all. Our future capital needs depend on many factors, including:

  . the timing of our development efforts and US Postal Service approval of our service;

  .  market acceptance of Internet postage;

  .  the level of promotion and advertising required to launch our service;
     and

  .  changes in technology.

    The various elements of our business and growth strategies, including our plans to support fully the commercial release of our service, our introduction of new products and services and our investments in infrastructure will require additional capital. If we are unable to raise additional necessary capital in the future, we may be required to curtail our operations significantly or obtain funding through the relinquishment of significant technology or markets. Also, raising additional equity capital would have a dilutive effect on existing stockholders.

                 We face risks related to the Internet industry

The success of our business will depend on the continued growth of the Internet and the acceptance by consumers of the Internet as a means for purchasing postage.

    Our success depends in part on widespread acceptance and use of the Internet as a way to purchase postage. This practice is at an early stage of development, and market acceptance of Internet postage is uncertain. We cannot predict the extent to which users will be willing to shift their purchasing habits from traditional to online postage purchasing. To be successful, our users must accept and utilize electronic commerce to satisfy their product needs. Our future revenues and profits, if any, substantially depend upon the acceptance and use of the Internet and other online services as an effective medium of commerce by our target users.

    The Internet may not become a viable long-term commercial marketplace due to potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. The commercial acceptance and use of the Internet may not continue to develop at historical rates. Our business, financial condition and results of operations would be seriously harmed if:

  . use of the Internet and other online services does not continue to increase or increases more slowly than expected;

  . the infrastructure for the Internet and other online services does not effectively support future expansion of electronic commerce or Internet postage;

  .  concerns over security and privacy inhibit the growth of the Internet;
     or

  . the Internet and other online services do not become a viable commercial marketplace.

Our operating results could be impaired if we become subject to burdensome government regulation and legal uncertainties.

    With the exception of US Postal Service regulations, we are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to electronic commerce. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, relating to:

  .  user privacy;

  .  pricing;

  .  content;

  .  copyrights;

  .  distribution; and

  .  characteristics and quality of products and services.

    The adoption of any additional laws or regulations may decrease the expansion of the Internet. A decline in the growth of the Internet could decrease demand for our products and services and increase our cost of doing business. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many issues, including property ownership, export of specialized technology, sales tax, libel and personal privacy. Our business, financial condition and results of operations could be seriously harmed by any new legislation or regulation. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could also harm our business.

    We plan to offer our service over the Internet in multiple states and foreign countries. These jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties. Other states and foreign countries may also attempt to regulate our Internet postage service or prosecute us for violations of their laws. Further, we might unintentionally violate the laws of foreign jurisdictions and those laws may be modified and new laws may be enacted in the future.

                We are subject to risks related to the offering

We cannot be certain that an active trading market will develop for our common stock.

    Prior to this offering, there has been no public market for our common stock and we cannot assure you that an active trading market for the common stock will develop or continue as a result of this offering. If no active trading market develops for our common stock, you may have difficulty purchasing or selling our common stock, which could adversely affect the price you are able to obtain for our common stock.

The rights of our stockholders could be adversely affected because of the concentrated control of our stock.

    After this offering, our executive officers, directors and 5% stockholders will control approximately 80% of our voting stock. These stockholders will have significant influence and ability to control most matters requiring board and stockholder approval, including a significant corporate transaction like the sale of our company, a change in control, or the terms of future equity financings. These stockholders could use their control in ways that may not be beneficial to our stockholders.

Our stock price could fluctuate dramatically which could result in substantial losses to investors.

    The trading price of our common stock is likely to be volatile and could fluctuate dramatically in response to the following factors, some of which are beyond our control:

  . changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

  . changes in operating and stock price performance of other Internet and online companies similar to us;

  .  future sales of our common stock; or

  .  general economic factors.

    Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of Internet and technology-related companies often reach levels that bear no relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. The market prices of the securities of Internet-related and online companies have been especially volatile. If our common stock trades to high levels following this offering, it could eventually experience a significant decline.

Our offering price does not necessarily relate to any established criteria of value and our stock price may trade at prices below our offering price.

    Through negotiations with the underwriters, we will determine the public offering price of the shares of our common stock. This price will not necessarily relate to our book value, assets, past operating results, financial condition or any other established criteria of value. As a result, the shares being offered may trade at market prices below the initial public offering price.

Additional shares held by existing stockholders may be sold into the public market in the near future, which could cause our stock price to decline.

    Sales of substantial amounts of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock. Upon completion of this offering, we will have 34,771,454 shares of common stock outstanding assuming no exercise of the underwriters over-allotment option and no exercise of outstanding options after March 31, 1999. Of those shares, a total of 5,000,000 shares will be freely tradable under the Securities Act unless purchased or held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. As part of this offering, our executive officers, directors and stockholders have agreed with the underwriters that they will not offer or sell any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of BancBoston Robertson Stephens Inc., except for options granted under our stock incentive plan. BancBoston Robertson Stephens Inc. may, in its sole discretion, at any time and without notice, release all of our portion of the shares of common stock subject to these agreements. Sales of substantial amounts of common stock in the public market, or the perception that these sales could occur, could adversely affect the prevailing market price for our common stock and could impair our ability to raise capital through a public offering of equity securities.

Our management has broad discretion over use of the proceeds from this offering and may not use the proceeds effectively.

    The net proceeds of this offering are estimated to be approximately $45,850,000 million at an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discount and estimated offering expenses. Our management will retain broad discretion as to the allocation of the proceeds of this offering. See "Use of Proceeds."

Our charter documents could deter a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares.

    Provisions of our Amended and Restated Certificate of Incorporation, Bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us. See "Description of Capital Stock."

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

    This prospectus contains forward looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "anticipates," "estimates," "intends," "believes" and similar expressions are intended to identify forward looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward looking statements wherever they appear in this prospectus.

                             ---------------------

    Stamps.com(TM) and Postage Server(TM) are our trademarks. This prospectus also includes trademarks of entities other than Stamps.com.

                                USE OF PROCEEDS

    Our net proceeds from the sale of the 5,000,000 shares of common stock offered by this prospectus are estimated to be approximately $45,850,000 based upon an assumed offering price of $10.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

    We currently estimate that the net proceeds of the offering will be used as follows:

  .  60% for expansion of our marketing and distribution partnerships;

  . 5% to enhance our server and network infrastructure and the functionality of our Web site; and

  .  35% for working capital and other general corporate purposes.

    Pending these uses, the net proceeds of the offering will be invested in short-term, interest-bearing, investment-grade instruments. As of the date of this prospectus, we can only estimate the particular uses for the net proceeds to be received upon completion of the offering. As a result, the above estimates and our use of proceeds are subject to change at our management's discretion. The amounts actually expended for each of the purposes listed above may vary significantly depending upon a number of factors, including the progress of our marketing programs, capital spending requirements, and developments in the Internet postage market and Internet commerce.

    From time to time, in the ordinary course of business, we may pursue the acquisition of new or complementary businesses, products or technologies in an effort to enter into new business areas, diversify our sources of revenue and expand our product and service offerings. A portion of the net proceeds may be used to fund acquisitions or investments. We currently have no arrangements, agreements or understandings, and are not engaged in active negotiations for any material acquisitions or investments.

                                DIVIDEND POLICY

    We have never declared nor paid cash dividends on our capital stock. We currently intend to retain all available funds for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our results of operations, financial conditions, contractual and legal restrictions and other factors it deems relevant.

                                 CAPITALIZATION

    The following table indicates our capitalization as of March 31, 1999 on an actual basis and on a pro forma as adjusted basis:

  . to reflect the automatic conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering; and

  . to give effect to the receipt of the estimated net proceeds from the sale of 5,000,000 shares of common stock at an assumed initial public offering price of $10.00 per share.

                                                              March 31, 1999
                                                            --------------------
                                                                (Unaudited)
                                                                      Pro Forma
                                                            Actual   As Adjusted
                                                            -------  -----------
                                                              (in thousands,
                                                            except share data)
Line of credit and capital lease obligations .............  $ 1,425    $ 1,425
                                                            -------    -------
Redeemable preferred stock, par value $0.001, (Series A, B
  and C); 15,500,000 shares authorized; 15,246,986 shares
  issued and outstanding, actual; 5,000,000 shares
  authorized; no shares issued and outstanding, pro forma
  as adjusted.............................................   34,278         --
Stockholders' equity (deficit):
 Common stock, par value $0.001; 40,000,000 shares
   authorized, 6,900,975 issued and outstanding, actual;
   95,000,000 shares authorized, 34,771,454 issued and
   outstanding, pro forma as adjusted.....................        7         35
Additional paid-in capital................................    4,785     84,885
Notes receivable for stock sales..........................     (117)      (117)
Deferred compensation.....................................   (4,020)    (4,020)
Accumulated deficit during development stage..............   (7,882)    (7,882)
                                                            -------    -------
 Total stockholders' equity (deficit).....................   (7,227)    72,901
                                                            -------    -------
  Total capitalization....................................  $28,476    $74,326
                                                            =======    =======

    The number of shares outstanding after this offering is 34,771,454 excluding, as of the date of this prospectus:

  . 1,915,041 shares of common stock that may, but have not yet been issued under our stock option and stock purchase plans; and

  . options and warrants to purchase a total of 5,382,009 shares of common stock at a weighted average exercise price of $0.84 per share.

                                    DILUTION

    Our pro forma net tangible book value as of March 31, 1999 was approximately $26,974,784, or $0.91 per share of common stock. Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets less pro forma total liabilities divided by the pro forma number of shares of common stock outstanding as of March 31, 1999. Without taking into account any other changes in pro forma net tangible book value, other than to give effect to our sale of the 5,000,000 shares of common stock in this offering and the receipt and application of the net proceeds from this offering, the pro forma net tangible book value of as of March 31, 1999 would have been approximately $72,824,784, or $2.09 per share of common stock. This represents an immediate increase in pro forma net tangible book value of $1.18 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $7.91 per share to investors purchasing common stock in this offering.

    The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............        $10.00
    Pro forma net tangible book value per share as of March 31,
      1999....................................................... $ 0.91
    Increase per share attributable to new investors.............   1.18
                                                                  ------
   Pro forma net tangible book value per share after this
     offering....................................................          2.09
                                                                         ------
   Dilution per share to new investors...........................        $ 7.91
                                                                         ======

    The following table summarizes, on a pro forma basis as of March 31, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors, assuming an initial public offering price of $10.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                                 Shares Purchased  Total Consideration  Average
                                ------------------ -------------------   Price
                                  Number   Percent   Amount    Percent per Share
                                ---------- ------- ----------- ------- ---------
   Existing stockholders......  29,771,454   85.6% $36,214,788   42.0%  $ 1.22
   New investors..............   5,000,000   14.4   50,000,000   58.0   $10.00
                                ----------  -----  -----------  -----
     Total....................  34,771,454  100.0% $86,214,788  100.0%
                                ==========  =====  ===========  =====

    The foregoing table assumes no exercise of the underwriters' over-allotment option or shares underlying outstanding options and warrants. As of May 31, 1999, options and warrants to purchase 5,382,009 shares of common stock were outstanding at a weighted average exercise price of $0.84 per share. To the extent that these options are exercised, new investors will experience further dilution.

                            SELECTED FINANCIAL DATA
                     (in thousands, except per share data)

    The following selected financial data should be read with our financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from inception through December 31, 1998 and the balance sheet data at December 31, 1998, are derived from our financial statements which have been audited by Arthur Andersen LLP, our independent public accountants, and are included elsewhere in this prospectus. The statements of operations data for the period January 9, 1998 (inception) through March 31, 1998 and the three month period ended March 31, 1999, and the balance sheet data at March 31, 1999, are derived from our unaudited interim financial statements included elsewhere in this prospectus. Our unaudited financial statements have been prepared on substantially the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Please be advised that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

                            January 9, 1998     January 9, 1998
                          (inception) through (inception) through Three Months Ended
                           December 31, 1998    March 31, 1998      March 31, 1999
                          ------------------- ------------------- ------------------
                                                  (unaudited)        (unaudited)
Statement of Operations
  Data:
Net revenues............      $        --         $       --         $        --
Costs and expenses:
 Research and
   development..........            1,532                 83               1,160
 General and
   administrative.......            2,648                280               2,528
                              -----------         ----------         -----------
  Total costs and
    expenses............            4,180                363               3,688
                              -----------         ----------         -----------
Loss from operations....           (4,180)              (363)             (3,688)
Interest expense, net...              (16)                --                   2
                              -----------         ----------         -----------
Net loss................      $    (4,196)        $     (363)        $    (3,686)
                              ===========         ==========         ===========
Basic and diluted net
  loss per share........      $     (0.85)        $    (0.09)        $     (0.53)
                              ===========         ==========         ===========
Pro forma basic and
  diluted net loss per
  share.................      $     (0.36)        $    (0.05)        $     (0.15)
                              ===========         ==========         ===========
Weighted average shares
  outstanding used in
  basic and diluted net
  loss per share
  calculation...........        4,955,913          4,240,518           6,900,975
Weighted average shares
  outstanding used in
  pro forma basic and
  diluted net loss per
  share calculation.....       11,593,380          6,863,917          25,057,782

                                                As of           As of
                                          December 31, 1998 March 31, 1999
                                          ----------------- --------------
                                                             (unaudited)
Balance Sheet Data:
Cash and cash equivalents.................     $3,470          $28,524
Working capital...........................      1,385           26,090
Total assets..............................      4,426           29,872
Line of credit and capital lease
  obligations.............................      1,473            1,425
Redeemable preferred stock................      5,978           34,278
Total stockholders' equity (deficit)......     (3,951)          (7,227)

    Our statement of operations data for the period from inception through December 31, 1998 includes approximately $35,000 of expenses incurred prior to incorporation. Prior to incorporation, the founders primarily investigated the feasibility of entering into the US Postal Service's Information Based Indicia Program and initiated the certification process.

    All expenses other than those related to research and development are classified as general and administrative until we recognize revenue from our principal business activities. In addition, the provision for income taxes which consist solely of minimum state taxes is classified as general and administrative.

    Please refer to note 1 of the notes to our financial statements for a description of the method used to compute basic and diluted loss per share and pro forma basic and diluted loss per share. Our pro forma calculations give effect to the conversion of all outstanding shares of our preferred stock into common stock upon closing of this offering as if the conversion occurred on January 9, 1998, or the date of original issuance, if later.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    This prospectus contains forward looking statements that involve risks and uncertainties. Actual events or results may differ materially from those projected in these forward looking statements. See "Information Regarding Forward Looking Statements." The following discussion of our financial condition and results of operations also should be read in conjunction with the financial statements and notes to those statements included elsewhere in this prospectus.

Overview

    We offer a convenient, cost effective and easy to use service for purchasing and printing postage over the Internet. Beginning in September 1996, our founders investigated the feasability of entering into the US Postal Service Information Based Indicia Program and initiated the certification process. We had no revenues and immaterial expenses prior to our incorporation in Delaware on January 9, 1998. In February 1998, we raised $1.5 million in a private placement transaction and commenced development of our Internet postage service within the US Postal Service framework of specification and performance requirements.

    In August 1998, we received US Postal Service approval for Phase I beta testing. Also in August 1998, we raised an additional $0.6 million in private placements and commenced hiring key executives. In September 1998, we hired a core technology team to continue development of our Internet postage service and in October and November 1998, we closed another private placement transaction for $3.9 million.

    In December 1998, we changed our name from StampMaster, Inc. to Stamps.com Inc. and received US Postal Service approval for Phase II beta testing, which resulted in an increase to our user base for our service from 25 to 500 users. From the end of December 1998 to the end of March 1999, we grew from 34 employees to 77 employees, including key executive hires. In February and March 1999, we also completed a private placement transaction that raised $30.0 million. We had deferred compensation of $6.7 million and we will amortize that amount over four years.

    To date, we have not recognized any revenue and do not expect to recognize any revenues until after we receive US Postal Service approval for our Internet postage service.

    In late June 1999, we launched our new Web site which contains proposed pricing plans upon our commercial release. We are currently contemplating offering two different service plans to our users: a Business Plan and a Personal Plan. Under each plan, a user purchases postage at cost and is charged a monthly convenience fee based on how much postage he or she uses during the month. The Business Plan, which is targeted at high volume users of mail such as home offices and small offices and businesses, assesses a convenience fee equal to 10% of the postage used during the month. This plan has a monthly minimum fee of $3.99 and a monthly maximum fee of $19.99. The Personal Plan, which is targeted at light volume personal users of mail, charges a flat rate monthly convenience fee of $1.99 that allows a customer to use up to $25 of postage per month. If a Personal Plan customer uses more than $25 postage in any given month, a 15% convenience fee on the amount of additional postage used over $25 will be added to the $1.99 flat rate. The maximum charge under the Personal Plan is $19.99. The Personal Plan offers customers the ability to pre-pay one year's worth of $1.99 fees at a discounted rate of $19.99 with all other terms of the Personal Plan the same as described. Under both plans, convenience fees are calculated and charged at the end of a monthly billing cycle. Although we have established these initial pricing programs, the current limited beta use of our service and the lack of a commercial market for Internet postage may cause us to reconsider these plans. We cannot be sure that these proposed fees will be our ultimate pricing approach or that these fees will generate significant customer use of our service. As a result, we cannot predict whether any contemplated pricing or fee structure will ever generate revenues or profits for us. See "Risk Factors--We have a history of losses and expect to incur losses in the future, and we may never achieve profitability."

Our Results of Operations

    Revenues. We have recognized no revenues to date and we do not expect to recognize revenues until after our Internet postage service is approved by the US Postal Service for commercial release. If the US Postal

Service approves our Internet postage service for commercial release, we will offer service plans that provide access to our Internet Postage Server and, as described above, we plan to assess a convenience fee based on the customer's postage use.

    Cost of Revenues. We currently have no cost of revenues because we have not recognized any revenues to date. Once we begin to charge convenience fees, cost of revenues will primarily consist of costs related to customer service activities and server and network operations and, to a lesser extent, bank processing charges for customer fees paid by credit card, Internet connection charges, depreciation of server and network equipment and allocation of overhead.

    Sales and Marketing Expenses. Costs related to our sales and marketing efforts, which to date have not been significant, are currently classified as general and administrative expenses until we commence charging convenience fees. Our sales and marketing expenses will consist of compensation for sales and marketing personnel, advertising, creative development and promotional costs and commissions. The majority of these costs will be directed to programs designed to build brand name recognition, attract a customer base and retain the anticipated customer base.

    Research and Development Expenses. Our research and development expenses principally consist of compensation for personnel involved in the development effort of our Internet postage service, which includes our Web site and systems, and expenditures for consulting services, third-party software and other costs related to development. Our research and development expenses for the year ended December 31, 1998 were $1.5 million. Our research and development expenses increased to $1.2 million for the quarter ended March 31, 1999 from approximately $83,000 for the quarter ended March 31, 1998. The increase is due to our expanded development efforts in the latest quarter, including increased personnel and consulting costs. We believe that significant investments in research and development are required to remain competitive. We expect that we will continue to incur significant research and development expenses.

    General and Administrative Expenses. Our general and administrative expenses consist primarily of salaries and related costs for general corporate functions, including finance, accounting, facilities and fees for legal and other professional services. Our general and administrative expenses for the year ended December 31, 1998 were $2.6 million. Our general and administrative expenses increased to $2.5 million for the quarter ended March 31, 1999 from approximately $280,000 for the quarter ended March 31, 1998. The increase is principally due to increase in personnel, facility costs, professional service fees and the amortization of deferred compensation.

Liquidity and Capital Resources

    Since our inception, we have financed our operations primarily through the private placement of equity securities, raising $36.0 million through March 31, 1999. At March 31, 1999, we had $28.5 million, in cash and cash equivalents, and at March 31, 1998, we had $1.0 million in cash and cash equivalents. We have had significant negative cash flows from operating activities in each fiscal and quarterly period to date.

    In December 1998, we entered into a distribution and marketing agreement with America Online that will require payments by us of $2.3 million through February 2000. In May 1999, we entered into a facility lease agreement for our corporate headquarters with minimum lease payments of approximately $4.8 million through May 2004. Also in May 1999, we entered into an agreement with Intuit which requires payments by us of $3.3 million through 2000.

    On June 16, 1999, Pitney Bowes filed a patent infringement lawsuit against us. The suit seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. If Pitney Bowes successfully asserts an infringement claim against us or if we are unable to obtain a license from Pitney Bowes, our business and operations would be severely impacted. See "Risk Factors--Intellectual property infringement claims, including a June 1999 claim against us by Pitney Bowes, could delay our development and harm our results of operations" and "Business--Legal Proceedings."

    Net cash used in our operating activities was $2.9 million for the quarter ended March 31, 1999, $0.3 million for the quarter ended March 31, 1998 and $3.1 million for the year ended December 31, 1998. Cash used in operating activities consisted primarily of net operating losses and increases in prepaid expenses, which were partially offset by increases in accrued expenses and accounts payable.

    Net cash used in our investing activities was $0.3 million for the quarter ended March 31, 1999, $0.1 million for the quarter ended March 31, 1998 and $0.4 million for the year ended December 31, 1998. Net cash used in investing activities in these periods consisted primarily of capital expenditures for computer equipment, purchased software and office equipment.

    Net cash provided by our financing activities was $28.3 million for the quarter ended March 31, 1999, $1.5 million for the quarter ended March 31, 1998 and $6.9 million for the year ended December 31, 1998. Net cash provided by financing activities was principally attributable to the private sale of preferred stock and, to a lesser extent, to the proceeds from a line of credit.

    We believe that our current cash balances together with the net proceeds of this offering will allow us to fund our operations for at least the next 12 months. However, we may require substantial working capital to fund our business and we may need to raise additional capital. We cannot be certain that additional funds will be available on satisfactory terms when needed, if at all. See "Risk Factors--Our growth and operating results could be impaired if we are unable to meet our future capital requirements."

Year 2000

    Many existing computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. If not corrected, there could be system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these "Year 2000" requirements.

    The US Postal Service requires participants in the Information Based Indicia Program to maintain Year 2000 compliant systems and software. As a result, we have reviewed the Year 2000 compliance of our systems. This review has included testing to determine how our systems will function at and beyond the Year 2000. Since inception, we have internally developed substantially all of the systems for the operation of our Internet postage service. These systems include the software used to provide customer interaction and transactional and distribution functions to our service, as well as monitoring and back-up capabilities. Based upon our assessment to date, we believe that our systems are Year 2000 compliant and have submitted Year 2000 readiness disclosure statements to the US Postal Service to indicate our Year 2000 compliance. However, we cannot be sure how our software will integrate with other vendor-provided software.

    We use and depend on third-party equipment and software, including systems operated by the US Postal Service, that may not be Year 2000 compliant. Consequently, our ability to address Year 2000 issues is, to a large extent, dependent upon the Year 2000 readiness of these third parties' hardware and software products. We are currently assessing the Year 2000 readiness of other third-party supplied software, computer technology and other services and of our vendors. We have initiated communications or obtained information from our vendors and suppliers of third-party equipment and software to validate that their products and systems are Year 2000 compliant. Based on the representations that we have received and obtained from our third party vendors and suppliers, we believe that their systems are Year 2000 compliant. We will develop and implement, if necessary, a remediation plan with respect to third-party software, third-party vendors and computer technology and service that may fail to be Year 2000 compliant.

    To date, the expenses associated with the assessment of our Year 2000 compliance have not been material and our potential remediation costs and potential remediation plan cannot be determined at this time. If Year 2000 issues prevent our users from accessing the Internet or our service, purchasing postage or using their credit cards, our business and operations will suffer. Any failure of our third-party equipment or software to operate properly could require us to incur unanticipated expenses, which could seriously harm our business, operating results and financial condition. For example, we rely on the US Postal Service's secure postage accounting vault to purchase postage credit for our customers. If the US Postal Service systems are not Year 2000 compliant, users of our service may not be able to purchase additional postage.

    The Year 2000 readiness of the general infrastructure necessary to support our operations is difficult to assess. For instance, we depend on the integrity and stability of the Internet to provide our services. We also depend on the Year 2000 compliance of the computer systems and financial services used by consumers. Thus, the infrastructure necessary to support our operations consists of a network of computers and telecommunications systems located throughout the world and operated by numerous unrelated entities and individuals, none of which has the ability to control or manage the potential Year 2000 issues that may impact the entire infrastructure. Our ability to assess the reliability of this infrastructure is limited and relies solely on generally available news reports, surveys and comparable industry data. Based on these sources, we believe most entities and individuals that rely significantly on the Internet are carefully reviewing and attempting to remediate issues relating to Year 2000 compliance, but it is not possible to predict whether these efforts will be successful in reducing or eliminating the potential negative impact of Year 2000 issues. A significant disruption in the ability of consumers to reliably access the Internet or to use their credit cards or other electronic payment methods would have an adverse effect on demand for our services and would harm our results of operations.

    At this time, we have not yet developed a contingency plan to address situations that may result if we or our vendors are unable to achieve Year 2000 compliance. The cost of developing and implementing this plan, if necessary, could be material. Any failure of our material systems, our vendors' material systems or the Internet to be Year 2000 compliant could have material adverse consequences for us. These consequences could include difficulties in operating our service effectively or conducting other fundamental parts of our business.

Recently Issued Accounting Pronouncements

    The American Institute of Certified Public Accountants issued Statement of Position No. 98-1, "Software for Internal Use," which provides guidance on accounting for the costs of computer software developed or obtained for internal use. Currently, we capitalize costs of computer software obtained for internal use in our Web design and network operations. These capitalized costs are amortized based on their estimated useful life. Payroll and related costs are not capitalized, as the amounts are immaterial and principally relate to maintenance. Purchased or leased computer software used in research and development activities are accounted for in accordance with the provisions of Statement of Financial Accounting Standards No. 2., "Accounting for Research and Development Costs." Statement of Financial Accounting Standards No. 2 generally requires all research and development costs to be charged to expense when incurred if no alternative future uses exist. Statement of Position No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We do not expect that the adoption of Statement of Position No. 98-1 will have a material impact on our financial statements.

                                    BUSINESS

    This prospectus contains forward looking statements that involve risks and uncertainties. Actual results and the timing of events could differ materially from those projected in the forward looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Our Company

    We offer a convenient, cost effective and easy to use service for purchasing and printing postage over the Internet. Our core service is designed to enable users to print information based indicia, or electronic stamps, directly onto envelopes, labels or business documents using ordinary laser or inkjet printers. No additional hardware is necessary for a user to purchase and print our Internet postage; the user's existing PC, printer and Internet set-up are sufficient. Accessing our service is simple. A user will obtain our free software either via a download from the Internet or through an install from a CD-ROM. After installing the software and completing a brief registration process, the user will connect via the Internet to our secure Postage Server and purchase postage electronically 24 hours a day, seven days a week. We will act as an ongoing intermediary between the US Postal Service and users by offering the ability to purchase postage through our secure Postage Server. Our technology works within rigorous US Postal Service requirements to provide secure access to postage. Our Postage Server will be designed to interact with word processing, contact and address management, accounting and corporate applications to stamp letters, invoices, statements, checks and other business documents automatically.

Overview of Our Industry

 Growth of Internet Commerce

    The Internet has emerged as a significant global communications medium, enabling millions of people to share information and conduct business electronically. A number of factors have contributed to the growth of the Internet and its commercial use, including:

  . the large and growing usage of personal computers in homes and businesses;

  .  improvements in network infrastructure and bandwidth;

  .  easier and cheaper access to the Internet;

  .  increased awareness of the Internet among consumer and business users;
     and

  .  the rapidly expanding availability of online content and commerce.

    According to International Data Corporation, the number of Web users worldwide will grow from an estimated 100 million in 1998 to 319 million by 2002. In addition, International Data Corporation estimates that the percentage of Web users buying goods and services on the Internet will grow from 26% in December 1997 to 40% in December 2002. International Data Corporation further estimates that the total value of goods and services purchased over the Web will increase from approximately $12.4 billion in 1997 to approximately $425.0 billion in 2002. Business-to-business commerce is expected to contribute significantly to the future growth of Internet commerce. For example, International Data Corporation estimates that business-to-consumer commerce on the Internet will grow from approximately $5.0 billion in 1997 to approximately $95.0 billion in 2002 while business-to-business commerce on the Internet will grow from approximately $7.3 billion in 1997 to approximately $330.5 billion in 2002.

 Rapid Growth in Internet Usage by Small Businesses

    The small office/home office and small business markets represent a large and growing customer segment. According to International Data Corporation, there were a combined 44.7 million small businesses and home offices in the United States in 1998, a number which International Data Corporation forecasts will grow to 57.6 million by 2002. For 1998, International Data Corporation reported that small businesses with less than 100 employees numbered 7.4 million of which 77% had fewer than 10 employees. In addition, home offices numbered 37.3 million, of which 22.2 million were income producing home offices, and the remainder were home offices used for corporate after hours work or telecommuting.

    We believe that small businesses increasingly will rely on the functionality and pervasiveness of the Internet to reach and serve a large and global group of end users. The reduced cost of selling and marketing on the Internet, the ability to build and serve a large base of customers electronically and the potential for personalized low-cost customer interaction provide significant economic advantages. These overall benefits, combined with accessibility, have led to adoption of the Internet by small businesses and home offices. According to International Data Corporation, there will be 30.2 million US home offices accessing the Internet by 2002. According to Cyber Dialogue/FindSVP's 1999 US Small Business Internet Survey, 43% of businesses with fewer than 100 employees are estimated to be online in 1999. Of those small businesses that are currently online, 63% are already ordering products online and are spending an average of $171 monthly on postage. The Cyber Dialogue/FindSVP survey also found that 64% of online small businesses have employees who are online multiple times a day. This increased use of the Internet has resulted in small businesses becoming significant participants in the electronic commerce market. International Data Corporation estimates that small businesses accounted for $4.4 billion of electronic commerce in 1998 and will account for approximately $100.4 billion of electronic commerce activity in 2002.

 Traditional Postage Industry and the Emergence of the Internet Postage

    The traditional postage industry is large and growing. According to the US Postal Service Annual Report, the total postage market was $58.0 billion in 1998, of which $38.9 billion was represented by first class, priority and express mail with the remainder consisting of other classes of mail including periodicals, bulk and international. In addition, the US Postal Service processed over 197 billion pieces of mail in 1998 and, despite the growth in the use of e-mail, the total US postage market increased by 3.1% in 1998 from 1997. Keenan Vision, an independent research firm, estimates that revenues from first class, priority and express mail will grow to $46.2 billion by 2002. Despite this consistent growth in the postage market, the US Postal Service has experienced:

  .  strong competition from overnight delivery services;

  .  loss of revenue due to postal fraud; and

  . continued public demand for more convenient access to US Postal Service products and services.

    In response to these challenges, in 1995 the US Postal Service announced a program for its first new postage method since the approval of the postage meter in 1920. The Information Based Indicia Program is a ten-stage certification process for commercial release of Information Based Indicia products, or electronic postage, that can be purchased over the Internet and printed from a computer using ordinary laser or inkjet printers. Indicia are a new type of US Postal Service approved postage marks similar to stamps or metered postage. Information Based Indicia, which are essentially digital stamps, consist of a two dimensional bar code containing an encrypted digital signature that make each indicium unique. Through the Information Based Indicia Program, the US Postal Service is seeking to enhance user convenience with a new access channel for postage that allows users to print postage from their personal computer 24 hours a day, seven days a week. The Information Based Indicia Program is intended to achieve the US Postal Service's security and revenue objectives by incorporating technological security features in each unique digitally-signed indicium and a secure postage accounting vault to provide greater revenue security. All Internet postage products, including any subsequent enhancements or additional implementation of a product, must complete US Postal Service testing and evaluation to ensure operational reliability, financial integrity and security to become certified for commercial distribution. Overall, the Information Based Indicia Program aims to provide improved, accurate mail processing and increased productivity, a result which is intended to:

  .  reduce US Postal Service costs and postal fraud;

  . increase US Postal Service service to underserved markets, including the rapidly growing small office/home office and other small business markets; and

  . improve the US Postal Service's competitive position against overnight delivery services.

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

    The emergence of Internet postage though the US Postal Service's Information Based Indicia Program has created an attractive channel for the sale of postage, particularly to small office/home office and other small businesses. According to a 1997 US Postal Service survey of over 1,600 home offices, 98% of the respondents would likely use commercial software products to print postage directly from their computers, 88% of the respondents did not use a postage meter and 43% of the respondents purchased over $50 of postage per month. We believe that small businesses consider cost-effective mail generation, elimination of trips to the post office and the production of professional-looking mail as key components of an effective mailing system. Internet postage satisfies these requirements by providing 24 hours a day, seven day a week access to metered mail from the desktop. Furthermore, when considering the total cost of a traditional postage meter, including lease fees for both the meter and scale, meter resetting fees and special ink cartridges, small businesses pay a significant premium in addition to their normal postage expenditures for leasing a postage meter. Leasing a postage meter also requires space for additional hardware and the purchase of specialized materials and supplies. Meanwhile, small businesses that find leasing a postage meter uneconomical are still faced with the inconvenience of travelling to the post office, ATM or other locations to purchase stamps.

Our Solution

    We offer a convenient, cost effective and easy to use service for purchasing and printing postage over the Internet. We target the small office/home office, other small business, corporate and consumer user markets and provide an Internet service that is accessible via a free software downloaded from the Internet or installed from a free CD-ROM; the user's existing PC, printer and Internet set up are sufficient to purchase and print postage. Using our service requires no purchase or installation of a hardware device for a user's PC and users can access and print postage without the US Postal Service address matching CD-ROM needed by hardware-based Internet postage products. Our Internet postage solution was the first software-based service approved for beta testing by the US Postal Service and provides the following benefits to the user and the US Postal Service:

    Benefits to the User. Our Internet postage service is designed to be convenient, cost effective and easy to use and provides the following benefits to the user:

  . unlimited, convenient access to postage from the desktop 24 hours a day, 7 days a week;

  .  prints address and postage in one easy step;

  .  secure and accurate tracking of postage expenditures;

  .  cost effective relative to traditional postage meter solutions; and

  .  no additional hardware is required.

    Using our free software, which can be downloaded from the Internet or installed from a CD-ROM, users can purchase postage with their PC from our secure Postage Server where and when it is most convenient. Our solution allows users to avoid common inconveniences, including running out of postage, using too much postage for a letter or parcel and enduring long lines at the post office. The Stamps.com service is designed to enable users to print postage in any denomination and rely on secure, accurate management of their postal dollars. Finally, we will seek to enhance our convenient, easy to use service with other benefits, including integrating our software with a wide range of software applications to increase the efficiency of the everyday tasks of writing letters, paying bills or generating invoices.


    Benefits to the US Postal Service. Our Internet postage service provides several benefits to the US Postal Service including:

  .  increased convenience to the postal consumer;

  .  increased security to protect postal revenues;

  . the ability to more effectively compete with overnight delivery services;

  . the use of advanced technology for more cost efficient mail processing and tracking; and

  . cost savings relating to printing and distribution of traditional postage stamps.

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

    We believe our convenient, cost effective, easy to use Internet postage solution addresses the US Postal Service's goals for the Information Based Indicia Program. Our service is designed to provide a high level of security and auditing capabilities, helping to reduce the millions of dollars of known postal fraud to the US Postal Service. As additional security and as required by US Postal Service specifications, our solution will provide for the printing of unique, secure Information Based Indicia, or electronic postage, on ordinary laser or inkjet printers. Our service is designed to promote postal efficiencies and cost savings for the US Postal Service with address verification and correction and extended zip code printing capabilities. Finally, our solution is designed to allow the US Postal Service to capitalize on advances in technology, especially as the US Postal Service seeks to phase out traditional postage methods.

Our Strategy

    Our objective is to be the leading provider of convenient, cost effective and easy to use software-based Internet postage services. To achieve this objective, our strategy includes the following key elements:

    Enhance Our Brand Name. We intend to increase our brand recognition through a variety of marketing and promotional techniques, including the prominent display of our logo on all pieces of mail generated through our service and co-marketing and co-branding agreements with strategic partners. We also intend to promote our brand by conducting an ongoing public relations campaign and developing affiliations and affinity programs. We believe that building the brand awareness of our Internet Postage Server is critical to attracting and expanding our customer base.

    Leverage Our Strategic Partnerships. We intend to develop and utilize strategic partnerships to gain access to large numbers of potential users, cooperatively market products and services, cross-sell additional services and gain entry into new markets. As of May 1999, we have entered into strategic partnerships with AOL, Intuit and Office Depot, among others. We believe that we can further utilize our premier strategic partnerships to enhance our brand name and grow our customer base.

    Establish First-to-Market Advantages. Our Internet postage solution was the first software-based Internet postage solution approved for the beta testing that is required for US Postal Service certification. We believe that we will have significant first-to-market advantages as a software-based solution in the Internet postage market. We intend to use this first-to-market advantage to rapidly establish our brand and grow our customer base. We believe our potential market position will be enhanced by significant barriers to entry, including:

  . a ten-step US Postal Service certification process, including a three phase beta testing requirement;

  . our anticipated lead in providing a software-based Internet postage solution that does not require additional hardware or a CD-ROM to be employed with a user's PC;

  . significant up-front time and investment by potential competitors in technology and technical infrastructure;

  . strong brand awareness for our software-based Internet postage solution; and

  . inconvenience of switching from one metered postage provider to another.

    Rapidly Grow Our Customer Base. We intend to broaden our customer base by enhancing our brand, forming strategic partnerships and establishing first-to-market advantages. We believe that our service can achieve rapid distribution because there is no investment in hardware beyond a PC and printer, and users can obtain our software for free. We are primarily targeting the small office/home office and small business markets as well as various segments of the corporate and consumer markets.

    Leverage Our Software-Based Solution and Technology. We intend to utilize our scaleable, e-commerce platform to enhance our service offerings and expand the benefits of secure online transactions. We believe that we have an inherent advantage relative to our competitors in the Internet postage industry because our solution does not require the use of additional hardware. We believe we can achieve rapid distribution of our services as users download or install our free software. Additionally, we provide increased flexibility and scalability over competing solutions because transactions are processed through our secure Postage Server while competing hardware solutions require each user to utilize a CD-ROM and peripheral hardware device for each PC that is engaged in a postage transaction. We will continue to invest in and enhance our technology in order to increase efficiency, reliability and bandwidth, and to expand our services and reduce our costs.

    Pursue Additional Revenue Opportunities. We intend to utilize our brand, electronic commerce capabilities, infrastructure and user base to develop additional revenue opportunities. We will consider the following opportunities:

  . Sale of Postage Related Products. We intend to use our Web site to offer mailing-related products, including labels and envelopes, mechanical scales, PC-enabled digital scales and label printers. We also intend to offer package insurance to our customers through third-party insurance companies.

  . International Internet Postage Market. We believe that if foreign postal authorities accept the use of Internet postage there will be significant opportunities in international markets for our Internet postage service. We intend to focus on those regions where there is a critical mass of Internet use and a large current postage market with a need for highly secure, transaction-oriented Internet services.

  . Document Fulfillment Market. We will consider investing in technology that will allow us to extend our core Internet postage technology to print authenticated documents, including airline, movie and concert tickets, from laser or inkjet printers.

Our Internet Postage Service

    We offer a convenient, cost effective and easy to use service for purchasing and printing postage over the Internet. Our core service is designed to enable users to print information based indicia, or electronic stamps, directly onto envelopes, labels or business documents using ordinary laser or inkjet printers. No additional hardware is necessary for a user to purchase and print our Internet postage; the user's existing PC, printer and Internet set-up are sufficient.


[Insert Graphic--Description: Describe three steps to using our service. Step 1 is download and install free software and complete brief registration process. Step 2 is users print postage using their existing PC and printer set-up. Step
     3 is postage is printed on envelopes, labels or business documents.]

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

    Accessing our service is simple. A user will obtain our free software either via a download from the Internet or through an install from a CD-ROM. After installing the software and completing a brief registration process, the user can connect via the Internet to our secure Postage Server and purchase postage electronically 24 hours a day, seven days a week. We act as an ongoing intermediary between the US Postal Service and users by offering users the ability to purchase postage through our secure Postage Server. We use sophisticated technologies which meet strict US government security standards and our service incorporates the US Postal Service mandated address verification features to enhance the efficiency of mail processing and delivery. Finally, our Postage Server is designed to interact with word processing, contact and address management, accounting and corporate applications to provide postage for letters, invoices, statements, checks and other business documents automatically. Our customers will sign up for a service plan that provides access to our Internet Postage Server and we plan to assess a "convenience" fee based on the customer's postage use. The service plan will also offer benefits that could include various items, such as free postage, free labels and envelopes and discounts on scales or printers.

    As part of our Internet postage service, we intend to roll out functional modules of our Web site to address our strategic initiatives, including:

  . a Virtual Post Office through which we plan to provide a variety of mailing services and resources including bulk mail fulfillment, free e-mail, Express and Priority Mail tracking, ZIP Code look-up, and other postal information;

  . a Product Center through which we plan to feature mailing supplies and general office supplies; and

  . a Small Business Resource Center through which we plan to feature products, services, and editorial content targeted to the small business market.

The US Postal Service Certification Process

    All Internet postage products must complete extensive US Postal Service testing and evaluation in the areas of operational reliability, financial integrity and security to become certified for commercial distribution. Each additional implementation of a particular product or function requires additional evaluation and approval by the US Postal Service prior to commercial delivery.

    The US Postal Service certification process for Internet postage is a standardized, ten-stage process concluding with commercial release. Each stage requires US Postal Service review and authorization to proceed to the next stage of the certification process. The US Postal Service has no published timeline or estimated time to complete each of the ten stages of the program.

    The ten stages of the US Postal Service certification process are defined at the US Postal Service Web site and are as follows:

 1.  Letter of Intent                      6. US Postal Service Address
 2.  Non-Disclosure Agreements                Matching System CD-ROM
 3.  Concept of Operations                    Integration
 4.  Software and Documentation            7.  Product Submission/Testing
     Requirements                          8.  Product Infrastructure Testing
 5.  Provider Infrastructure Plan          9.  Three Phase Beta Test Approval
                                               (Limited Distribution)
                                          10.  Vendor Product Approval (Full
                                               Distribution)

Our Certification Progress and Commercial Release

    In March 1997, we submitted our letter of intent to join the Information Based Indicia Program. From March 1997 through August 1998, we progressed through the first eight stages of the US Postal Service certification process. On August 24, 1998, the US Postal Service announced that we were approved for beta

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

testing and our Internet postage service became the first software-based postage solution approved by the US Postal Service for market testing. Subsequent to US Postal Service approval for beta testing, we selected 25 users from approximately 1,000 beta test applications. Beta users are small office/home office, other small business and home consumer users with an average mail volume of 30 to 500 pieces per month. Most of the beta users we selected do not have postage meters, but all have some form of Internet access. The following describes the planned three phase beta test that we are currently conducting:

    Phase I. We completed Phase I testing in December 1998. All Phase I participants were located in the Washington, D.C. area. In this phase, we performed on-site software installations for all beta testers, including five US Postal Service users. User feedback was largely positive and focused on feature enhancements and US Postal Service regulations. We provided user support through an 800-number, online help, and printed or viewable manuals. We generated weekly usage reports and log files that were forwarded to the US Postal Service Beta Program Manager. Phase I users and data requirements continued for Phases II and III.

    Phase II. We completed Phase II testing in May 1999. Phase II of our beta testing included the expansion of the user base by an additional 475 users. These users were in the Washington, D.C. and San Francisco Bay Areas per US Postal Service specification. Installations in Phase II were executed via a software download over the Internet or with a CD-ROM provided to users. Our recruiting process for testers included use of our Web site, local advertising, small office/home office lists and business development relationships. During Phase II beta testing, we developed electronic file submission requirements, continued to strengthen our US Postal Service relationship, maintained heavy user focus and dialogue and continued to develop support strategy and infrastructure.

    Phase III. We commenced Phase III testing on May 6, 1999. Phase III of beta testing includes expansion of the user base from 500 to 1,500 users in the Washington, D.C. and California regions. Phase III will provide us and the US Postal Service the opportunity to perform statistically significant market analyses to determine marketing and pricing strategies and to further evaluate our systems in preparation for a national launch.

    US Postal Service Approval. Upon satisfactory completion of Phase III, the US Postal Service will publish and announce in the federal register the approval of the Stamps.com service for commercial release.

    Commercial Release. Following US Postal Service approval, we will conduct a readiness review and then be subject to a US Postal Service mandated limited launch of 10,000 customers following the initial commercial release of our service. After completion of the limited launch, we will conduct a controlled national launch of our service through our strategic distribution partners.

Our Strategic Distribution Partners

    Our objective is to achieve significant market penetration through relationships with strategic partners in each of the four following categories:

  .  Web portals, content sites and Internet service providers, including
     AOL;

  .  independent software vendors, including Intuit/Quicken.com;

  .  PC, printer and other equipment manufacturers; and

  .  office/postal supplies vendors, including Office Depot and Avery
     Dennison.

    We believe we will benefit from these relationships by achieving positive brand association and a cost effective means of customer acquisition. We believe our partners can utilize their relationships with us to derive additional revenue opportunities, including revenue-sharing arrangements with us, and provide more value-added services to their customers.


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

    America Online. In December 1998, we entered into a two phase co-marketing and distribution agreement with AOL and are currently in the first phase, or Pre-Launch Phase, of the program. During the Pre-Launch Phase, we are collaboratively conducting development, testing, advertising and educational activities over the AOL network. The second phase of the Stamps.com/AOL program, or Launch Phase, becomes active when the US Postal Service approves the commercial release of our Internet postage service. Subject to conditions, the Launch Phase provides the following benefits to us:

  . our software will be bundled exclusively on CD-ROMs that are distributed to AOL prospects and customers;

  . our software CD-ROMs will exclusively be inserted in boxes with select products purchased through AOL Store;

  .  we will be featured prominently when AOL Keyword "stamps" is used;

  . we will receive top positioning on the AOL Network postage category page; and

  . we will collaboratively develop and present an exclusive three day Internet postage educational program for the AOL customer base.

    The Launch Phase will also include a significant advertising impression commitment throughout select AOL properties, including the AOL Service, aol.com, Digital Cities and CompuServe.

    Office Depot. In February 1999, we entered into a partnership with Office Depot, Inc., a leading seller of office products. Our agreement with Office Depot provides us with a download link to sign up for our service available from the Office Depot Online Superstore, including "above the fold" positioning of the link, which means our link will appear on the portion of the Office Depot Web site that doesn't require a user to scroll down the page to access our link. The agreement also contemplates a "point of purchase" advertisement campaign.

    Avery Dennison. In March 1999, we entered into to a distribution relationship with Avery Dennison Corporation, a leading supplier of adhesive materials, office products and label systems. Our agreement with Avery Dennison provides that through 1999 our service will be exclusively offered for download from the Avery Web Site and exclusively distributed on Avery Label Pro Software CD-ROMs through retail channels. During this time period, we will exclusively promote Avery Label products.

    Dymo/CoStar. In March 1999, we entered into a distribution relationship with Dymo, a leading label-making brand available in 160 countries worldwide. Dymo is part of Esselte, an international office and business supply company, which recently acquired CoStar Corporation. CoStar is a leading manufacturer of specialty printers, software and supplies for printing labels, bar codes, receipts and identification badges. Our agreement with Dymo/CoStar provides that our software will be bundled on all software installation CD-ROMs included in all CoStar LabelWriter printer boxes. In addition, our software will be downloadable from the CoStar Web site.

    Seiko Instruments. In March 1999, we entered into a distribution agreement with Seiko Instruments USA Inc., a leading supplier and marketer of electronic components, consumer electronics, printer mechanisms, PC peripheral color printers, and specialty black and white printers. Our agreement with Seiko provides that our software will be bundled on software installation CD-ROMs included in all Seiko Smart Label Printer boxes. In addition, our software will be downloadable from the Seiko Web site.

    Westvaco. In April 1999, we entered into a distribution and co-development agreement with Westvaco Corporation, a leading manufacturer and supplier of paper materials, envelopes and other packaging products. Our agreement with Westvaco provides that our service will be promoted on boxes of Westvaco's Columbian brand laser and inkjet envelopes sold through several channels, including office superstores. In addition, our service will be promoted on the Columbian brand Web site.

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

    Intuit. In May 1999, we entered into a promotional agreement with Intuit, Inc., a leading supplier of small business software. Our agreement provides us with an electronic link to our Web site available from various channels within the Intuit network of Web sites, including the "small business channel" of the Quicken.com, Excite Money & Investing and WebCrawler Money & Investing Web sites. Our agreement also provides us with promotional advertisements on the "QuickBooks.com" Web site and on the home page of the "Quicken.com" Web site. In addition, we have promotional advertisements and electronic links to our Web site available from Quicken '99 software products.

Our Marketing and Sales

    We intend to establish a strong brand name by allocating significant resources to our marketing and distribution efforts. We intend to distribute our postage printing software through our Web site. In addition, we will rely on traditional media and several other channels to achieve rapid distribution of our services, including:

    Web Sites. We intend to work with high traffic Web sites including portals, commerce and content sites, and other high visibility Internet sites. This channel will provide the opportunity for users to download our software and access our Internet postage service.

    Affiliate Programs. We intend to utilize the traffic and customers of other online sites by offering revenue-sharing opportunities to affiliates that provide a link on their Web site to download our Internet postage software and access other related services. Affiliates can capitalize on the ability to offer new, value-added services and increase repeat visits to their site.

    Preloaded/Bundled Hardware and Services. We intend to take advantage of relationships with vendors of hardware products, including computers, printers and label makers, and with Internet service providers to offer our software to buyers of their products. Resellers can capitalize on the ability to promote new features on commodity, non-differentiated products and services.

    Embedded Software. We intend to seek further partnerships with software publishing companies. Software packages that would benefit from our current services would include word processing, contact and address management, accounting, billing and retail software.

    Postal Supplies. We will target companies in the postal supplies industry, including manufacturers of envelopes, labels, checks, forms, digital scales and postage meters.

    Financial Services. We will seek distribution and co-branding opportunities with banks and brokerages by incorporating our Internet postage service into online banking and investing offered by financial service providers.

    Direct Sales. We will target specific large industries or vertical markets where distributed use of the mail is prevalent, including insurance, travel and hospitality, financial services, law firms or other businesses where branch offices or agent organizational structures are common. We believe that significant benefits in the form of usability, convenience and cost savings to large corporate users may result from integrating our Internet postage service into the everyday work flow.

    Customer Retention Programs. We believe we can increase customer retention by offering co-branded affinity marketing programs, including frequent flyer miles based on postage and other related expenditures. Further, we intend to create strong customer loyalty by offering discounts to our online store that are tied to customer postage volume.

Our Competition

    The market for Internet postage products and services is new and we expect it to be intensely competitive. At present, three other Internet postage vendors have hardware products available for beta testing, one of which was approved for Phase III beta testing at the same time as our software-based service. One of the vendors also has a software-based product in beta testing. However, we were the first participant authorized for beta testing by the US Postal Service with a software-based solution that does not require the purchase or use of additional hardware for a user's PC and printer set-up. We were approved for beta testing on August 25,

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

1998 and the other software-based product vendor announced their approval for the first stage of beta testing on March 29, 1999. As a result, we believe we have a significant development lead over software-based solutions given the length of time associated with security evaluation and beta testing to which the US Postal Service subjects all new product offerings.

    The following is a summary of our competitors in the Information Based Indicia Program program:

    E-Stamp Corporation. E-Stamp is a developer and marketer of a hardware-based solution enabling users to generate postage transactions from their existing personal computers and printers. E-Stamp was the first company to gain US Postal Service approval for market testing of a hardware storage device identified as the Postal Security Device. E-Stamp is currently in beta testing for its PC Postal Security Device product and announced their approval for Phase III beta testing in May 1999. E-Stamp currently has partnerships with America Online, Compaq, Microsoft and Yahoo!

    Neopost. Neopost is a large French postage company with a small percentage of US market share in the traditional postage meter industry. Similar to E-Stamp, Neopost has developed an online postage product that requires a special purpose hardware device, and announced their approval for Phase I beta testing in September 1998. Neopost has also announced a software-based postage product for which it is seeking US Postal Service certification. On March 29, 1999, Neopost announced approval for their software based postage product for Phase I beta testing. Finally, Neopost has commercially available a specialty metering device that can be attached to a user's PC and allows a user to download postage to the specialty device from the Internet. This specialty metering device is not regulated by the Information Based Indicia Program because it does not allow for the printing of postage from standard inkjet or laser printers.

    Pitney Bowes, Inc. Pitney Bowes is the current market leader in the traditional postage meter business and according to its most recent annual report had approximately $4.2 billion in revenues in 1998. Pitney Bowes has developed a product similar to E-Stamp which requires the use of a specialized hardware device for postage transactions. Pitney Bowes announced the approval of their hardware-based product for Phase II beta testing on March 9, 1999. In addition, Pitney Bowes has made formal comments to the US Postal Service asserting that it holds several patents and has patent applications pending which are infringed by the product specifications that Information Based Indicia Program participants are required to follow. To that end, Pitney Bowes filed two separate lawsuits in June 1999 against us and E-Stamp alleging infringement of Pitney Bowes patents. See "Risk Factors--Intellectual property claims, including a June 1999 claim against us by Pitney Bowes, could delay our development and harm our results of operations."

    In addition to competing with Internet postage vendors for market share of Internet postage sales, we will also compete with traditional postage methods including stamps and metered mail. While we believe our Internet postage service provides benefits over traditional postage methods, we cannot be certain that Internet postage will be adopted by postage consumers on a commercial scale, if at all. These customers may continue to use traditional means to purchase postage, including purchasing postage from their local post office. Any failure by us or other Internet postage vendors to displace traditional postage methods would seriously impact our ability to compete with providers of traditional postage.

    We may also face competition from hardware-based products. Although, we believe our software-based solution is easier to use than hardware-based products, hardware-based products have some advantages. For example, our service requires a user to connect to the Internet each time the user prints postage, while the hardware-based solution allows users to download postage onto a storage device that is connected to the user's computer. If users of hardware-based products do not transition to software-based solution we could face continuing competition from this market.

    Overall, we may not be able to maintain a competitive position against current or future competitors as they enter the markets in which we compete. This is particularly true with respect to competitors with greater financial, marketing, service, support, technical, intellectual property and other resources than us. Our failure to maintain a competitive position within the market could seriously harm our business, financial condition and results of operations. We believe that the principal competitive factors in our market include:

  .  US Postal Service product certification;

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

  . ability to successfully achieve commercial release of an Internet postage product;

  .  brand recognition;

  .  convenience;

  .  ease of use;

  .  price;

  .  accountability;

  .  security;

  .  compatibility;

  .  accuracy; and

  .  integration.

    For further discussion of the competitive risks and factors to be considering in making an investment in our common stock, see "Risk Factors-- Intellectual property infringement claims, including a June 1999 claim against us by Pitney Bowes, could delay our development and harm our results of operations" and "--If we are unable to compete successfully, particularly against large, traditional providers of postage products such as Pitney Bowes who enter the online postage market, our revenues and operating results will suffer."

Our Technology

    Our service is comprised of the following key components:

    System Architecture. Our servers are located in a high-security, off-site data center and operate with internally developed security software. These servers create the information based indicia. These servers also process postage purchases using secure technology that meets US Postal Service security requirements.

    Our service currently supports Windows-based client applications, which we believe is easier for customers to use and provides the power and flexibility necessary to support a variety of label and envelope options and a wide range of printers. In addition, our application employs an internally developed user authentication mechanism for additional security.

    Transaction Processing. Our transaction processing servers are a combination of secure, commercially available technologies that are designed to provide secure and reliable transactions. Our system implements hardware to exceed the highest government standard for security and data integrity currently in effect. The performance and scalability of our Internet postage system allows a wide range of users to process postage transactions through our Web site.

    Database Processing. Our database servers are designed to complement industry leading database technologies and can be built to scale incrementally as needed.

    Client Interoperability. Our system utilizes a secure client module for authentication, which has been designed to minimize transmission time over the Internet. The client module is designed to be the building block for Internet postage capabilities that are accessible from popular software applications. Our client module will be used by our postage application as well as add-ins for popular word processing applications and third party mailing and business systems.

Our Intellectual Property

    We rely on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect intellectual property rights in products, services, know-how and information. We have three issued US patents and have filed four patent applications in the United States. We have also applied for several trademarks and service marks. We plan to apply for other patents in the future.

    Despite efforts to protect our intellectual property rights, we face substantial uncertainty regarding the impact that other parties' intellectual property positions will have on the Internet postage market. In particular, Pitney Bowes has sent formal comments to the US Postal Service asserting that intellectual property of Pitney Bowes related to postage metering and systems would be infringed by products meeting the requirements of the Information Based Indicia Program's specifications. Furthermore, in June 1999, Pitney Bowes filed two separate lawsuits in the United States District Court for the District of Delaware against both us and E-Stamp alleging infringement of Pitney Bowes patents. For a discussion of claims by Pitney Bowes and risks associated with intellectual property, please refer to "Risk Factors-- Intellectual property infringement claims, including a June 1999 claim against us by Pitney Bowes, could delay our development and harm our results of operations and "--Legal Proceedings."

Our Employees

    As of May 31, 1999, we had 99 full time employees, of which 40 were employed in research and development, 32 were employed in network operations, 11 were employed in sales and marketing, and 16 were employed in administrative positions. None of our employees are represented by a labor union, and we consider our employee relations to be good. We intend to expand significantly our employee base in 1999. See "Risk Factors--We rely on a relatively new management team and need additional personnel to grow our business."

Our Properties

    Our corporate headquarters is located in a 41,000 square foot facility in Santa Monica, California under a lease expiring on May 31, 2004. We also have a 5,000 square foot satellite research and development site in Irvine, California under a lease expiring in September 1999. We believe that our current facilities and other facilities that will be available to us will be adequate to accommodate our needs for the foreseeable future.

Legal Proceedings

    On June 16, 1999, Pitney Bowes sued us for alleged patent infringement in the United States District Court for the District of Delaware. The suit alleges that we are infringing two patents held by Pitney Bowes related to postage application systems and electronic indicia. The suit seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. Pitney Bowes filed a similar complaint in Delaware in early June 1999 against one of our competitors, E-Stamp Corporation, alleging infringement of seven Pitney Bowes patents. If Pitney Bowes successfully asserts its claims against us and E-Stamp, the Internet postage market could be severely impacted and may not develop. We are currently investigating the claims against us and have not responded to the suit. To date, we believe we have meritorious defenses and intend to defend ourselves vigorously. However, the litigation could result in significant expenses and diversion of management time and other resources. Further, if Pitney Bowes successfully asserts an infringement claim against us, our operations would be impacted severely. The Pitney Bowes suit could result in limitations on how we implement our service, delays and costs associated with redesigning our service, payments of license fees and other payments. See "Risk Factors--Intellectual property infringement claims, including a June 1999 claim against us by Pitney Bowes, could delay our development and harm our results of operations."

    We are not currently involved in any other material legal proceedings, nor have we been involved in any such proceedings that has had or may have a significant effect on our financial position. We are not aware of any other material legal proceedings pending against us.

                                   MANAGEMENT

Directors and Executive Officers

    The following table sets forth certain information regarding our executive officers and directors as of May 31, 1999:

          Name            Age                                  Position
------------------------  --- ---------------------------------------------------------------------------
John M. Payne...........   43 Chief Executive Officer, President and Director
John W. LaValle.........   42 Chief Financial Officer, Senior Vice President of Operations, and Secretary
Michael D. Walther......   45 Senior Vice President, Network Operations
Timothy A. Von Kaenel...   33 Senior Vice President, Product Development
Douglas J. Walner.......   29 Vice President, Business Development
Jeffrey L. Green........   28 Vice President, Marketing
Candelario J. Andalon...   30 Corporate Controller
Thomas H. Bruggere (2)..   53 Chairman of the Board of Directors
Mohan P. Ananda.........   52 Director
David C. Bohnett (1)....   43 Director
Jeffrey J. Brown (1)....   38 Director
Thomas N. Clancy (2)....   41 Director
G. Bradford Jones (2)...   44 Director
Marvin Runyon (1).......   74 Director
Loren E. Smith..........   61 Director

--------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    John M. Payne has been our Chief Executive Officer and President and a Director since October 1998, and was a consultant to us from May 1998 to October 1998. From June 1994 to January 1998, Mr. Payne served as the President and Chief Operating Officer and later the President and Chief Executive Officer of Airmedia, Inc., a wireless communications software and service provider. On April 15, 1999, Airmedia filed for Chapter 11 bankruptcy protection. From October 1992 to June 1994, Mr. Payne was the founding Chief Executive Officer of Fingertip Technologies, Inc., a software company. Previously, Mr. Payne co-founded and served as President of two specialty software firms, Financial Microsystems from June 1986 to October 1992, and LoanStar Computer from September 1979 to November 1986. Mr. Payne received his B.A. in Economics from the University of California, Irvine.

    John W. LaValle has been our Chief Financial Officer, Senior Vice President of Operations, and Secretary since September 1998. From July 1997 to September 1998, Mr. LaValle served as Chief Financial Officer of Comcore Semiconductor, Inc., a semiconductor manufacturer. From November 1994 to July 1997, he was the Chief Financial Officer of Trikon Technologies; a semiconductor equipment manufacturer. Previously, Mr. LaValle served as the Chief Financial Officer at Superconductor Technologies, a manufacturer of high temperature thin film superconductors used in cellular base station applications from September 1989 to November 1994. From April 1987 to September 1989, he was the Chief Financial Officer of PS Medical, a manufacturer of implantable neurosurgery products. From August 1984 to February 1987, Mr. LaValle served as a senior financial analyst for Chevron Corporation, and from December 1980 to September 1982, he served as a senior analyst for Andersen Consulting. Mr. LaValle received his B.A. in Government from Boston College and his M.B.A. from Harvard University.

    Michael D. Walther has been our Senior Vice President of Network Operations since April 1999 after having served as a consultant since January 1999. From December 1997 to December 1998, Mr. Walther provided interim CEO/COO support to early stage venture companies. In June 1994, he co-founded Artios Corporation, an enterprise solutions company, and served as its President until December 1997. From October 1989 to June 1994, Mr. Walther served as President of AEI, a computer aided design software firm. Mr. Walther received his B.S. in Computer Science from the Texas A&M University--School of Commerce.

    Timothy A. Von Kaenel has been our Senior Vice President of Product Development since January 1999. From July 1998 to January 1999, Mr. Von Kaenel was Director, Product Management at IMA, a customer service software company. From July 1995 to July 1998, Mr. Von Kaenel was Senior Vice President of Product Development at AirMedia, Inc., a wireless communications software and service provider. On April 15, 1999, Airmedia filed for Chapter 11 bankruptcy protection. Before AirMedia, Mr. Von Kaenel was Vice President, Interactive Technologies at Advanced Media, a multimedia software and interactive services company. In 1990, he founded and was President of Vision Imaging, an international developer and publisher of multimedia software products, which was later acquired by Advanced Media. Mr. Von Kaenel received his B.A. in Economics and M.B.A. from the University of California, Irvine.

    Douglas J. Walner has been our Vice President of Business Development since September 1998, and from March 1998 to August 1998, Mr. Walner served as a business development and strategic relationship consultant. From January 1996 to March 1998, Mr. Walner was the Director of Business Development at CyberMedia, a software company. Mr. Walner served as the Original Equipment Manufacturer Sales Manager at Airmedia, Inc., from April 1994 to January 1996. Prior to 1994, Mr. Walner served as a Program Manager at Mortgage Capital Group/City National Bank. Mr. Walner received his B.A. in History from Tulane University.

    Jeffrey L. Green has been our Vice President of Marketing since co-founding Stamps.com in September 1996. From August 1992 to May 1995, Mr. Green served as an account executive at Ziff Davis, Inc., a publishing company. Mr. Green also worked at Hewlett Packard in Product Marketing in 1996 while attending the Anderson School at UCLA. Mr. Green received his B.A. in Political Science from Dartmouth and his M.B.A. from UCLA.

    Candelario J. Andalon has been our Corporate Controller since October 1998. From September 1991 to September 1998, Mr. Andalon served in various capacities at Ernst & Young LLP, most recently as Manager in the firm's Technology, Communications and Entertainment group. Mr. Andalon received his B.S. degree in Accounting from Loyola Marymount University and is a Certified Public Accountant.

    Thomas H. Bruggere has been our Chairman of the Board of Directors since April 1998. Since 1994, Mr. Bruggere has been a private investor. In 1995 and 1996, Mr. Bruggere was the Democratic Nominee for the US Senate from Oregon. Mr. Bruggere founded Mentor Graphics, an electronic design automation software company, in 1981 and served as its Chief Executive Officer until 1994. Mr. Bruggere also serves on the Board of Directors of Open Market, Inc., a software development company, and several privately-held companies. Mr. Bruggere received his B.S. in Mathematics from UC Santa Barbara, his M.S. in Computer Science from the University of Wisconsin and his M.B.A. from Pepperdine University.

    Mohan P. Ananda has been a Director since January 1998. Mr. Ananda is a founder and currently serves as the Chief Executive Officer and Chairman of the Board of AmazingHitz.com, Inc., an Internet-based entertainment company. From January 1997 to October 1998, Mr. Ananda served as our Chief Executive Officer. From June 1986 to December 1996, Mr. Ananda was a partner of Ananda & Krause, a law firm. Mr. Ananda also serves on the Board of Directors of other privately-held companies. Mr. Ananda received his B.S. in Engineering from Coimbature Institute of Technology in India, his M.S. in Aeronautics from the California Institute of Technology, his Ph.D. in Astrodynamics and Control from UCLA, and his J.D. from the University of West Los Angeles.

    David C. Bohnett has been a Director since March 1999. Until May 1999, Mr. Bohnett served as Chairman of the Board and Secretary of GeoCities, an Internet hosting company, which he founded in November 1994. From November 1994 to April 1998, Mr. Bohnett also served as GeoCities' Chief Executive Officer and President. From November 1994 to November 1997, Mr. Bohnett also served as GeoCities' Chief Financial Officer. Prior to founding GeoCities, from February 1990 to May 1994, Mr. Bohnett served as Director of Product Marketing at Goal Systems, which merged with LEGENT, a software company. From 1988 to 1990, Mr. Bohnett was Chief Financial Officer of Essential Software, which merged with Goal Systems. Mr. Bohnett also was a director of GeoCities until May 1999, and he continues to serve on the Board of Directors of several private companies. Mr. Bohnett was elected to our Board of Directors as a representative of the class of Series C investors under a voting agreement which will terminate upon the closing of this offering. Mr. Bohnett received his B.S. degree in Business Administration from the University of Southern California and his M.B.A. degree in Finance from the University of Michigan.

    Jeffrey J. Brown has been a Director since February 1998. In June 1993, Mr. Brown founded and, since that time, he has been a director, executive officer and shareholder of Forrest Binkley & Brown Venture Co., the general partner of Forrest Binkley & Brown L.P., the Managing Partner of SBIC Partners. Mr. Brown is also a founder, director, executive officer and shareholder of Forrest Binkley & Brown Venture Advisor Co., an affiliate of SBIC Partners. From 1987 to 1992, Mr. Brown served in various executive capacities at Security Pacific Venture Capital Group. From April 1992 until June 1993, Mr. Brown acted as Senior Vice President of BankAmerica Venture Capital Group. Mr. Brown is a director of Golden State Vintners, Inc., a supplier of premium bulk wines and wine processing services, and serves on the boards of a number of private companies. Mr. Brown was elected to our Board of Directors as a representative of SBIC Partners under a voting agreement which will terminate upon the closing of this offering. Mr. Brown received his B.S. in Mathematics from Willamette University and his M.B.A. from Stanford University.

    Thomas N. Clancy has been a Director since February 1998. Mr. Clancy has been a Venture Partner at Enterprise Partners Venture Capital since February 1997. Prior to joining Enterprise Partners in September 1996, Mr. Clancy was a Partner at Technical Resource Connection, now Perot Systems, a provider of information technology services, from March 1996 to July 1996. Previously, Mr. Clancy served as the Chief Executive Officer at Expersoft from May 1994 to January 1996 and as Vice President of Product Marketing at Expersoft from October 1993 to May 1994. From March 1983 to November 1991, Mr. Clancy worked at Citibank in engineering management and product development. Mr. Clancy serves on the board of a number of private companies. Mr. Clancy was elected to our Board of Directors as a representative of Enterprise Partners under a voting agreement which will terminate upon the closing of this offering. Mr. Clancy received his Computer and Systems Engineering degree from Rensselaer Polytechnic Institute in New York.

    G. Bradford Jones has been a Director since October 1998. Mr. Jones is currently a General Partner at Brentwood Venture Capital, which he joined in 1981. Mr. Jones also currently serves on the board of directors of Onyx Acceptance Corporation, a specialized consumer finance company, Interpore International, a medical device company, and ISOCOR, a software developer, and several privately-held companies. Mr. Jones was elected to our Board of Directors as a representative of Brentwood Associates under a voting agreement which will terminate upon the closing of this offering. Mr. Jones received his B.S. in Chemistry from Harvard University, his Master degree in Physics from Harvard University and his J.D./M.B.A. from Stanford University.

    Marvin Runyon has been a Director since February 1999. From 1992 to 1999, Mr. Runyon served as Postmaster General of the United States. Prior to joining the US Postal Service, he served as Chairman of the Tennessee Valley Authority from 1988 to 1992. From 1980 to 1988, Mr. Runyon was the founding President and CEO of Nissan Motor Manufacturing Corporation U.S.A. Previously, Mr. Runyon spent 37 years at Ford Motor Co., leaving in 1980 with the position of Vice President, Body and Assembly Operations. Mr. Runyon serves as a board member of Genesis Direct, Inc., a specialty retailer. Mr. Runyon received his B.S. from Texas A&M University.

    Loren E. Smith has served as a Director since February 1999. Since November 1996, Mr. Smith has been a Principal at Threshold Management, a consulting firm that specializes in strategic growth management for leading businesses in a diverse range of industries. He was also employed as a Principal at Threshold Management from July 1993 to October 1994. From October 1994 to October 1996, he served as the Senior Vice President and Chief Marketing Officer of the US Postal Service. In 1985, Mr. Smith joined Citibank and was responsible for establishing the national marketing organization of its Consumer Services Group. From 1975 to 1995, he founded Threshold Management. Previously, Mr. Smith held various management positions at General Foods Corporation and Colgate Palmolive Co. Mr. Smith received his A.B. in Economics from Albion College and his M.B.A. from the University of Michigan.

Classified Board of Directors

    Our Board of Directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, together with the provision of our amended and restated certificate of incorporation, allow the board of directors to fill vacancies of or increase the size of the board of directors, and may deter a stockholder from removing incumbent directors and filling such vacancies with its own nominees in order to gain control of the board.

    Our board has resolved that Messrs. Bohnett, Bruggere and Jones will serve as Class I Directors whose terms expire at the 2000 annual meeting of stockholders. Messrs. Ananda, Clancy and Runyon will serve as Class II directors whose terms expire at the 2001 annual meeting of stockholders. Messrs. Brown, Payne and Smith will serve as Class III directors whose terms expire at the 2002 annual meeting of stockholders.

Board Committees

    The Board has established an Audit Committee to meet with and consider suggestions from members of management and our internal accounting personnel, as well as our independent accountants, concerning our financial operations. The Audit Committee also has the responsibility to review our audited financial statements and consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The Audit Committee is currently comprised of Messrs. Runyon, Bohnett and Brown. The Board has also established a Compensation Committee to review and approve the compensation and benefits for our key executive officers, administer our stock purchase, equity incentive and stock option plans and make recommendations to the Board regarding these matters. The Compensation Committee is currently comprised of Messrs. Bruggere, Clancy and Jones.

Compensation Committee Interlocks and Insider Participation

    The Compensation Committee consists of Messrs. Bruggere, Clancy and Jones. Neither of these individuals was an employee of ours at any time since our formation. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation and Other Arrangements

    Our directors receive no cash remuneration for serving on the Board of Directors or any board committee. In March 1999, Messrs. Bohnett, Runyon and Smith were each granted an option to purchase 108,000 shares of common stock. The options were granted at fair market value on the date of grant and vest ratably over three year periods. In April 1999, Messrs. Clancy, Jones and Brown were each granted an option to purchase 36,000 shares of common stock. These options were granted at fair market value on the date of grant and vest in full on the first anniversary of the grant. In addition, directors are reimbursed for all reasonable expenses incurred by them in attending Board and Committee meetings.

    In February 1999, we entered into a three-year consulting agreement with Loren Smith under which he will provide marketing and strategic planning services. Mr. Smith also agreed to serve as a director on our Board of Directors and to serve as a member on a board committee. In exchange for these services, we will compensate Mr. Smith $120,000 per year, and in consideration of his consulting services, grant him an option to purchase 135,000 shares of our common stock at $0.33 per share.

    Directors who are also our employees are eligible to receive options and be issued shares of common stock directly under our 1999 Stock Incentive Plan. Non-employee directors will also receive automatic option grants under our 1999 Stock Incentive Plan. See "--1999 Stock Incentive Plan."

Executive Compensation

    The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year ended December 31, 1998 by our Chief Executive Officer and each of our other four highest paid executive officers whose total compensation exceeded or would have exceeded $100,000 during 1998 had those officers provided services to us for the entire fiscal year.

                Summary Compensation Table for Fiscal Year 1998

                                                                Long Term
                                                               Compensation
                                                               ------------
                         Annual Compensation                    Securities
   Name and Principal    --------------------   Other Annual    Underlying     All Other
       Positions         Salary ($) Bonus ($) Compensation ($) Options (#)  Compensation ($)
   ------------------    ---------- --------- ---------------- ------------ ----------------
John M. Payne
 President and Chief
   Executive Officer
   (October 1998 to
   present).............   27,897        --          --               --        112,800(1)
John W. LaValle
 Chief Financial Officer
   and Senior Vice
   President of
   Operations...........   42,000        --          --          395,802             --
Mohan P. Ananda
 Chief Executive Officer
   and President
   (January 1998 to
   October 1998)........   85,500        --          --               --             --
Douglas J. Walner
 Vice President of
   Business Development.   35,000    25,000          --          366,357          7,434(2)

--------
(1) Represents total payments to Mr. Payne for consulting services performed during the period from May 1998 to October 1998.

(2) Represents total payments to Mr. Walner for consulting services performed during the period from August 1998 to September 1998.

                 Stock Options Granted During Fiscal Year 1998

    During the fiscal year ended December 31, 1998, we granted options to purchase 2,310,909 shares of common stock. All options were granted at an exercise price equal to the fair market value of our common stock as determined by our Board of Directors on the date of grant. The exercise price may be paid in cash, check, promissory note, shares of our common stock valued at fair market value on the exercise date or a cashless exercise procedure involving a same-day sale of the purchased shares. The following table indicates information regarding options to purchase common stock granted to our officers listed in the Summary Compensation Table.

                                                                                          Potential
                                                                                         Realizable
                                                                                          Value at
                                                                                       Assumed Annual
                                                                                       Rates of Stock
                                                                                        Appreciation
                                               Individual Grants                       For Option Term
                         ------------------------------------------------------------- ---------------
                             Number of
                             Securities         Percentage of     Exercise
                         Underlying Options Total Options Granted Price Per Expiration
          Name                Granted       to Employees in 1998    Share      Date       5%     10%
          ----           ------------------ --------------------- --------- ---------- ------- -------
John W. LaValle.........      395,802               17.1%           $0.07    9/24/08   $16,594 $42,054
Douglas J. Walner.......      366,357               15.6%           $0.07    8/20/08   $15,360 $38,925

    Each option listed in the table was granted under our 1998 Stock Plan, which will be succeeded by our 1999 Stock Incentive Plan upon the closing of this offering. The options shown in the table are immediately exercisable. The shares underlying the options are subject to a repurchase option which expires over a four year period. The purchase price per share upon exercise of the repurchase option by us is equal to the exercise price paid by the optionee to originally purchase the shares. One year after the option grant date, 1/4 of the shares are no longer subject to the repurchase option and the repurchase option expires for 1/48 of the shares each month thereafter. The shares underlying the options may also vest fully upon a change in control. See "-- 1999 Stock Incentive Plan."

    Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of the common stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

             Aggregated Option Exercises and Year-End Option Values

    The following table indicates the number and value of unexercised options held by our officers listed on the Summary Compensation Table. There was no public trading market for the common stock as of December 31, 1998. Accordingly, these values of unexercised options have been calculated by subtracting the exercise price from the fair market value of the underlying securities as determined by the Board of Directors. No options were exercised by our executive officers in 1998.

                                                    Number of
                                                   Securities       Value of
                                                   Underlying    Unexercised In-
                                                   Unexercised      the-Money
                                                   Options at      Options at
                                                  December 31,    December 31,
                                                      1998            1998
                                                 --------------- ---------------
                      Name                       Vested Unvested Vested Unvested
                      ----                       ------ -------- ------ --------
John W. LaValle.................................    0   395,802     0   $105,547
Douglas J. Walner...............................    0   366,357     0   $ 97,695

Employment Agreements and Change in Control Arrangements

    John M. Payne has entered into a letter agreement, effective as of October 29, 1998, to serve as our President and Chief Executive Officer. Mr. Payne's 1999 compensation includes a base salary of $210,000 per year and a potential bonus of $90,000. In addition, we gave Mr. Payne benefits that we make available to our employees in comparable positions, and upon his execution of the letter agreement, we sold 1,500,000 shares of our common stock to him at $0.07 per share, the fair market value on the purchase date. Mr. Payne is an at-will employee and his employment may be terminated at any time by him or by us. If Mr. Payne's employment is constructively terminated or terminated by us or a successor entity involuntarily within 12 months following a change in control, or if we terminate or constructively terminate Mr. Payne's employment for any reason other than for cause, he will be entitled to receive monthly installments of his base salary for six months and all of his unvested stock will become immediately vested. After two years of employment, Mr. Payne's severance period will increase to nine months, and after three years of service, the severance period will increase to one year.

    John W. LaValle entered into a letter agreement, effective as of August 16, 1998, to serve as our Chief Financial Officer and Senior Vice President. Mr. LaValle receives a base salary of $156,000 per year and was granted an option to purchase 395,802 shares of common stock at $0.07 per share, the fair market value on the grant date. In addition, Mr. LaValle receives standard medical and dental benefits available to our other employees. Mr. LaValle is an at-will employee and his employment can be terminated at any time by him or by us. If Mr. LaValle's employment is constructively terminated or terminated by us or a successor entity within 12 months following a change in control, all of his unvested stock will become immediately vested.

    For purposes of Messrs. Payne and LaValle, "constructive termination" shall occur upon the following:

  . a relocation without consent;

  . disability or death;

  . an assignment to a new position that is not commensurate with the individual's seniority and compensation level; or

  . any reduction in the individual's compensation.

    Mohan P. Ananda entered into an employment agreement, effective as of January 20, 1998, under which Mr. Ananda served as our President, Chief Executive Officer and the Chairman of the Board of Directors. Mr. Ananda received an initial base salary of $60,000, which was increased to $120,000 per year in October 1998. In addition, we sold 2,172,595 shares of our common stock to Mr. Ananda at $0.01 per share, the fair market value on the purchase date. Mr. Ananda has ceased active involvement with our operations, but he continues as a director.

    Douglas J. Walner is subject to an agreement which partially accelerates the vesting of his options upon a change in control and his subsequent termination.

    In April 1999, we amended our 1998 Stock Plan to adopt a change in control provision. As a result of this provision, should any optionee have his or her service involuntarily terminated within eighteen (18) months following a Corporate Transaction in which his or her options are assumed by the successor corporation and do not otherwise accelerate at that time, then those options will accelerate and become fully exercisable for all of the option shares as fully-vested shares of common stock upon an involuntary termination. A "Corporate Transaction" under the 1998 Stock Plan is defined as a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from those who held those securities immediately prior to the transaction, or the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation of us. "Involuntary Termination" is defined under the 1998 Stock Plan as the optionee's involuntary dismissal or discharge by us for reasons other than misconduct, or the optionee's voluntary resignation following:

  . a change in his or her position with us which materially reduces his or her responsibilities;

  . a reduction in his or her level of compensation by more than 15%; or

  . a relocation of the optionee's place of employment by more than 50 miles, and this change, reduction or relocation is effected by us without the optionee's consent.

    Our 1999 Stock Incentive Plan, which will serve as a successor plan to our 1998 Stock Plan, will include change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances. See "--1999 Stock Incentive Plan--Change in Control."

1999 Stock Incentive Plan

    Introduction. The 1999 Stock Incentive Plan is intended to serve as the successor program to our 1998 Stock Plan. The 1999 plan was adopted by the board and approved by the stockholders in June 1999. The 1999 plan will become effective when the underwriting agreement for this offering is signed. At that time, all outstanding options under our existing 1998 plan will then be transferred to the 1999 plan, and no further option grants will be made under the 1998 plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 1999 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 1999 stock plan.

    Share Reserve. 7,290,000 shares of our common stock have been authorized for issuance under the 1999 plan. This share reserve consists of the number of shares we estimate will be carried over from the 1998 plan. The share reserve under our 1999 plan will automatically increase on the first trading day in January each year, beginning with calendar year 2000, by an amount equal to three percent (3%) of the total number of shares of our common stock outstanding on the last trading day of December in the prior year, but in no event will this annual increase exceed 1,564,715 shares. In addition, no participant in the 1999 plan may be granted stock options or direct stock issuances for more than 1,125,000 shares of common stock in total in any calendar year.

    Programs. Our 1999 plan has five separate programs:

  . the discretionary option grant program, under which eligible employees may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

  . the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or upon the completion of a period of service or as a bonus for past services;

  . the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below market stock option grants;

  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

  . the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash for the year to the acquisition of special below-market option grants.

    Eligibility. The individuals eligible to participate in our 1999 plan include our officers and other employees, our board members and any consultants we hire.

    Administration. The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding.

The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

    Plan Features. Our 1999 plan will include the following features:

  . The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1998 Stock Plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  . Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options under our 1998 Stock Plan have any stock appreciation rights.

    Change in Control. The 1999 plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

  . In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

  . The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 1999 plan may be accelerated upon similar terms and conditions.

  . The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than fifty percent of our outstanding voting stock or a change in the majority of our board through one or more contested elections. This accelerated vesting may occur either at the time of the transaction or upon the subsequent termination of the individual's service.

  . The options currently outstanding under our 1998 Stock Plan will immediately vest in the event we are acquired and the acquiring company does not assume those options. Any options which are assumed will immediately vest upon an involuntary termination of the optionee's employment within 18 months after the acquisition.

    Salary Investment Option Grant Program. In the event the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes this election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

    Automatic Option Grant Program. Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant for 10,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 2,500 shares of common stock, provided such individual has served on the board for at least six months.

    Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each annual automatic grant will be fully-vested when granted. The shares subject to each initial 10,000-share automatic option grant will vest in a series of 36 successive equal monthly installments upon the optionee's completion of each month of board service over the 36 month period measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

    Director Fee Option Grant Program. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

    Additional Program Features. Our 1999 plan will also have the following features:

  . Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

  . Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

  . The board may amend or modify the 1999 plan at any time, subject to any required stockholder approval. The 1999 plan will terminate no later than the last business day of June 2009.

1999 Employee Stock Purchase Plan

    Introduction. Our 1999 Employee Stock Purchase Plan was adopted by the board and approved by the stockholders in June 1999. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

    Share Reserve. 300,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each year, beginning in calendar year 2000, by an amount equal to one percent (1%) of the total number of outstanding shares of our common stock on the last trading day in December in the prior year. In no event will any annual increase exceed 521,571 shares.

    Offering Periods. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for the offering covered is signed and will end on the last business day in July 2001. The next offering period will start on the first business day in August 2001, and subsequent offering periods will be set by our compensation committee.

    Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of February and August each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

    Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date.

    Semi-annual purchase dates will occur on the last business day of January and July each year. In no event, however, may any participant purchase more than 1,200 shares on any purchase date, and not more than 75,000 shares may be purchased in total by all participants on any purchase date.

    Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

    Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

    Plan Provisions. The following provisions will also be in effect under the plan:

  .  The plan will terminate no later than the last business day of June
     2009.

  . The board may at any time amend, suspend or discontinue the plan. However, some amendments may require stockholder approval.

Limitation on Liability and Indemnification Matters

    The certificate of incorporation that we will adopt immediately prior to the closing of this offering provides that, except to the extent prohibited by the Delaware General Corporation Law, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as directors. Under the Delaware General Corporation Law, the directors have a fiduciary duty to Stamps.com which is not eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies including injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the Delaware law for:

  .  breach of the director's duty of loyalty;

  . acts or omissions which are found by a court of competent jurisdiction to be not in good faith or which involve intentional misconduct, or knowing violations of law;

  .  actions leading to improper personal benefit to the director; and

  . payment of dividends or approval of stock repurchases or redemptions that are prohibited by Delaware law.

This provision also does not affect the director's responsibilities under any other laws, including the federal securities laws or state or federal environmental laws. We have obtained liability insurance for our officers and directors.

    Section 145 of the Delaware law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director:

  . for any breach of the director's duty of loyalty to the corporation or its stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  .  arising under Section 174 of the Delaware law; or

  . for any transaction from which the director derived an improper personal benefit.

    The Delaware law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation provides that we indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director or officer, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, judgements, fines and amounts paid in settlement actually and reasonably incurred by the person in the action, suit or proceeding.

    We plan to enter into indemnification agreements with our directors and our executive officers containing provisions that may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' liability insurance if maintained for other directors or officers.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

Sales of Securities

    We have issued a total of 6,900,975 shares of common stock for a total purchase price of $193,760.00. John M. Payne, our President and Chief Executive Officer, purchased 1,500,000 shares of common stock in November 1998 for a purchase price of $100,000.00, which amount includes a note payable to Stamps.com for $99,000.00. Thomas Bruggere, our Chairman of the Board of Directors, purchased 488,475 shares of common stock in October 1998 and December 1998 for a total purchase price of $28,460.00. Mohan Ananda, a member of our board of directors, purchased 2,172,595 shares of common stock in January 1998 for a total purchase price of $28,967.94. As payment of the purchase price, Mr. Ananda assigned to us intellectual property rights in his inventions developed for us and received a license back from us to use those intellectual property rights in a restricted field of use. A more detailed description of transactions with Mr. Ananda appears below. In January 1998, we also sold 423,993 shares of common stock to each of our co-founders, James McDermott, Ari Engelberg and Jeffrey Green, for a total purchase price of $16,959.72, which amount includes $9,000.00 in notes payable to Stamps.com.

    We have issued, in private placement transactions, shares of preferred stock as follows:

  . 3,762,500 shares of Series A preferred stock at $0.40 per share in February 1998;

  . 6,020,000 shares of Series B preferred stock at $0.75 per share in August, October and November 1998; and

  . 5,464,486 shares of Series C preferred stock at $5.49 per share in February and March 1999.

Transactions with Mr. Ananda

    We paid $61,000 in March 1998 to Safeware Corporation for employee salary and patent prosecution expenses incurred on our behalf to attain patents for us. These patent prosecution expenses consisted primarily of fees paid to patent counsel and fees paid to the US Patent and Trademark Office. Mr. Ananda is the majority shareholder in Safeware Corporation. We also reimbursed Mr. Ananda for approximately $20,000 for expenses incurred on our behalf.

    Under our previous agreements with Mr. Ananda, we own all of the intellectual property developed by Mr. Ananda during the course of his employment and all of the intellectual property he developed for us before his formal employment began. Mr. Ananda resigned as our Chief Executive Officer on January 1, 1999. In May 1999, we entered into a separation agreement and a license agreement with Mr. Ananda to formalize his resignation and to redefine his intellectual property rights relative to us. The new license agreement reaffirmed our ownership of the intellectual property invented by Mr. Ananda. In addition, the license agreement clarified and narrowed Mr. Ananda's field of use restrictions to limit his license to a few narrowly defined electronic commerce applications that do not compete with our Internet postage service.

Consulting Services

    We paid Mr. Payne $112,800 for consulting services he rendered to us between May 1998 and October 1998.

    In February 1999, Loren Smith, a director, entered into a three-year consulting agreement with us to provide marketing and strategic planning services. In exchange for his consulting services, Mr. Smith will receive consulting fees of $120,000 per annum and an option to purchase 135,000 shares of common stock at $0.33 per share. The term of this agreement expires in February 2002.

                             PRINCIPAL STOCKHOLDERS

    The following table indicates beneficial ownership of our common stock as of May 31, 1999, after giving effect to the conversion of convertible preferred stock, and as adjusted to reflect the sale of the shares of common stock offered in this offering, by:

  . each stockholder whom we know to beneficially own 5% or more of the outstanding shares of common stock;

  . each of our directors and our executive officers named in the Summary
    Compensation Table, and

  . all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Stamps.com Inc., 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California 90405.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 29,771,454 shares of common stock outstanding as of May 31, 1999 and 34,771,454 shares of common stock outstanding after the completion of this offering. In computing the number of shares of common stock subject to options held by that person that are exercisable within 60 days of May 31, 1999, these shares are deemed outstanding for the purpose of determining the percentage ownership of the optionee. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other stockholder.

                                                    Percentage of Shares
                                                     Beneficially Owned
                                                    ------------------------
                                  Number of Shares    Before        After
    Name of Beneficial Owner     Beneficially Owned  Offering      Offering
    ------------------------     ------------------ ----------    ----------
Named executive officers and
  Directors:
  Jeffrey J. Brown(1)...........      5,457,448             18.3%         15.7%
  Thomas N. Clancy(2)...........      5,457,448             18.3%         15.7%
  G. Bradford Jones(3)..........      5,457,448             18.3%         15.7%
  Mohan P. Ananda(4)............      2,172,595              7.3%          6.2%
  John M. Payne.................      1,500,000              5.0%          4.3%
  Thomas H. Bruggere(5).........        488,475              1.6%          1.4%
  John W. LaValle (6)...........        395,802              1.3%          1.1%
  Douglas J. Walner(7)..........        366,357              1.2%          1.0%
  Loren E. Smith(8).............        243,000                *             *
  David C. Bohnett(9)...........        135,322                *             *
  Marvin Runyon(10).............        114,831                *             *
Other 5% Stockholders:
  Brentwood Venture Capital
    (11)........................      5,421,448             18.2%         15.6%
     11150 Santa Monica Blvd,
       Suite 1200
     Los Angeles, CA 90025
  Enterprise Partners IV, L.P.
    (12)........................      5,421,448             18.2%         15.6%
     5000 Birch Street, Suite
       6200
     Newport Beach, CA 92660
  SBIC Partners, L.P. ..........      5,421,448             18.2%         15.6%
     201 Main Street, Suite 2302
     Fort Worth, TX 76102
  Vulcan Ventures Inc...........      2,732,241              9.2%          7.9%
     110-110th Ave., N.E., Suite
       550
     Bellevue, WA 98004
  Chase Venture Capital
    Partners, L.P...............      2,185,792              7.3%          6.3%
     380 Madison Ave., 12th
       Floor
     New York, NY 10017
All directors and executive
  officers as a group
  (15 people) (13)..............     22,400,086             71.6%         64.2%

--------
* Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

 (1) Consists of 5,421,448 shares held by SBIC Partners, L.P. Jeffrey Brown is a director and executive officer of Forrest Binkley & Brown Venture Co., the general partner of Forrest Binkley & Brown L.P., the Managing Partner of SBIC Partners. Mr. Brown disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 36,000 shares subject to options, all of which are presently exercisable within 60 days from March 31, 1999.

 (2) Includes 4,987,732 shares and 433,716 held by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P., respectively. Thomas N. Clancy is a Venture Partner at Enterprise Partners Venture Capital. Mr. Clancy disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 36,000 shares subject to options, all of which are presently exercisable within 60 days from March 31, 1999.

 (3) Includes 5,204,590 shares and 216,858 shares held by Brentwood Associates VIII, L.P. and Brentwood Affiliates Fund, L.P., respectively. G. Bradford Jones is a General Partner at Brentwood Venture Capital. Mr. Jones disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Also includes 36,000 shares subject to options, all of which are presently exercisable within 60 days from March 31, 1999.
 (4) Includes 240,000 shares held in trust for the benefit of Mr. Ananda's family.
 (5) Includes 75,000 shares held in trust for the benefit of his children as to which Mr. Bruggere disclaims beneficial ownership.
 (6) Includes 395,802 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days from March 31, 1999.
 (7) Includes 366,357 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days from March 31, 1999.
 (8) Includes 243,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days from March 31, 1999.
 (9) Includes 108,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days from March 31, 1999.
(10) Includes 108,000 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days from March 31, 1999.

(11) Includes 5,204,590 shares and 216,858 shares held by Brentwood Associates VIII, L.P. and Brentwood Affiliates Fund, L.P., respectively. G. Bradford Jones is a General Partner at Brentwood Venture Capital. Mr. Jones disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(12) Includes 4,987,732 shares and 433,716 held by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P., respectively. Thomas N. Clancy is a Venture Partner at Enterprise Partners Venture Capital. Mr. Clancy disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13) Includes 1,516,659 shares subject to options, all of which are presently exercisable or will become exercisable within 60 days of March 31, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our securities and provisions of our certificate of incorporation and bylaws is only a summary. You should also refer to the copies of our certificate and bylaws which have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The description of common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the certificate of incorporation that will be adopted by us immediately prior to the closing of this offering.

    Upon the closing of this offering, our authorized capital stock will consist of 95,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001.

Common Stock

    As of May 31, 1999, there were 29,771,454 shares of common stock outstanding and held of record by 36 stockholders, assuming conversion of all shares of preferred stock into common stock. Based on the number of shares outstanding as of that date and giving effect to the issuance of the 5,000,000 shares of common stock in this offering, there will be 34,771,454 shares of common stock outstanding upon the closing of the offering.

    Holders of the common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders of common stock are entitled to receive dividends ratably, if any, as may be declared by the Board of Directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares offered by us in this offering will be, upon receipt of payment for the shares, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval. Upon the closing of the offering, there will be no shares of preferred stock outstanding.

Preferred Stock

    Upon the closing of this offering, all outstanding shares of our redeemable preferred stock will convert into shares of common stock. Thereafter, the Board of Directors will be authorized without further stockholder approval, to issue from time to time up to a total of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of these series without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our management without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We have no present plans to issue any shares of preferred stock.

Warrant

    On May 1, 1998, we issued a warrant which is currently exercisable for 7,050 shares of common stock at $0.27 per share. The warrant may be exercised at any time on or before May 1, 2005.

    Anti-Takeover Effects of Provisions of Delaware Law and our Certificate of Incorporation and Bylaws

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control in attempts with respect to us and, accordingly, may discourage attempts to acquire us.

    In addition, provisions of our certificate of incorporation and bylaws, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

    Advance Notice Requirements for Stockholder Proposals and Director Nominations. The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days prior to the date of our annual meeting. The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    Authorized But Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    Classified Board of Directors; Removal. Upon the closing of this offering, our directors will be divided into three classes. The number of directors will be distributed among the three classes so that each class will consist of one-third of the Board of Directors. The classification of the Board of Directors will have the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the directors which could have the effect of delaying or preventing a change in control of Stamps.com. Subject to the rights of the holders of any outstanding series of preferred stock, the certificate of incorporation will authorize only the Board of Directors to fill vacancies, including newly created directorships. The certificate of incorporation will also provide that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of two-thirds of the outstanding shares of voting stock.

    Supermajority Vote to Amend Charter and Bylaws. Our certificate of incorporation and bylaws will each provide that our bylaws may only be amended by a two-thirds vote of the outstanding shares. In addition, our certificate of incorporation will provide that its provisions related to bylaw amendments, staggered board and indemnification may only be amended by a two-thirds vote of the outstanding shares.

Registration Rights

    After this offering, holders of approximately 25,043,074 shares of common stock issuable upon conversion of the outstanding preferred stock upon the closing of this offering will be entitled to registration rights with respect to their shares. Of these shares, 2,172,595 shares of common stock do not have demand registration rights and are only entitled to "piggy-back" registration rights. The holders of securities with registration rights can require us to register all or part of their shares at any time following six months after this offering. In addition these holders may also require us to include their shares in future registration statements that we file and may require us to register their shares on Form S-3. Upon registration, these shares are freely tradable in the public market without restriction.

Transfer Agent and Registrar

    The Transfer Agent and Registrar for our common stock will be U.S. Stock Transfer Corporation.

Listing

    Our common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "STMP."

                        SHARES ELIGIBLE FOR FUTURE SALE
    Upon completion of the offering, we will have 34,771,454 shares of common stock outstanding assuming no exercise of the underwriters' over-allotment option or outstanding options as of May 31, 1999. Of this amount, the 5,000,000 shares offered by this prospectus will be available for immediate sale in the public market as of the date of this prospectus. Approximately 10,313,199 additional shares will be available for sale in the public market following the expiration of 180-day lock-up agreements with the representatives of our underwriters, subject in some cases to compliance with the volume and other limitations of Rule 144.

   Days after the
    Date of this       Approximate Shares
     Prospectus     Eligible for Future Sale              Comment
   --------------   ------------------------ ---------------------------------
 Upon Effectiveness         5,000,000        Freely tradable shares sold in
                                             offering and shares salable under
                                             Rule 144(k) that are not subject
                                             to 180-day lock-up
 90 days                      209,301        Shares salable under Rules 144 or
                                             701 that are not subject to 180-
                                             day lock-up
 180 days                  10,313,199        Lock-up released; shares salable
                                             under Rules 144 or 701

    In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell within any three-month period commencing 90 days after the date of this prospectus a number of shares that does not exceed the greater of (a) 1% of the then outstanding shares of common stock (approximately 348,000 shares immediately after the offering) or (b) the average weekly trading volume during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale. A person who is not deemed to have been an affiliate of Stamps.com at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell these shares under Rule 144(k) without regard to the limitations described above. Persons deemed to be affiliates must always sell under Rule 144, even after the applicable holding periods have been satisfied.

    We are unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Prior to the offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering. Any future sale of substantial amounts of the common stock in the open market may adversely affect the market price of the common stock offered by this prospectus.

    Our directors, executive officers, and other significant stockholders have agreed that they will not sell any common stock without the prior written consent of BancBoston Robertson Stephens Inc. for a period of 180 days from the date of this prospectus. We have also agreed not to issue any shares during the lock-up period without the consent of BancBoston Robertson Stephens Inc., except that we may, without this consent, grant options and sell shares under our stock incentive and purchase plans although the shares may not be resold into the public market during the lock-up period.

    Any of our employees or consultants who purchased his or her shares under a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to resell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to resell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of May 31, 1999, there were outstanding 3,208 shares of common stock that would be entitled to rely on Rule 701 for resales.

    As of May 31, 1999, there were outstanding options to purchase 5,374,959 shares of common stock under our stock plans. We intend to file a registration statement on Form S-8 under the Securities Act shortly after the completion of the offering to register the shares of common stock subject to outstanding stock options that may be issued under these plans, which will permit the resale of these shares in the public market without restriction after the lock-up period expires.

    In addition, some of our stockholders have registration rights with respect to approximately 25,043,074 shares of common stock and common stock equivalents. Registration of these securities under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act provided their shares were not purchased by any of our affiliates.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Thomas Weisel Partners LLC, Volpe Brown Whelan & Company, LLC and Wit Capital Corporation have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock indicated opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased.

                                                                      Number of
                              Underwriters                              Shares
                              ------------                            ----------
   BancBoston Robertson Stephens Inc. ..............................
   Thomas Weisel Partners LLC.......................................
   Volpe Brown Whelan & Company, LLC................................
   Wit Capital Corporation..........................................
                                                                      ----------
     Total..........................................................   5,000,000
                                                                      ==========

    We have been advised that the underwriters propose to offer the shares of common stock to the public at the public offering price located on the cover page of this prospectus and to dealers at that price less a concession of not
in excess of $       per share, of which $      may be reallowed to other
dealers. After the initial public offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No reduction in this price will change the amount of proceeds to be received by us as indicated on the cover page of this prospectus.

    Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the same price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 5,000,000 shares offered by this prospectus. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the 5,000,000 shares are being sold. We will be obligated, under this option, to sell shares to the extent the option is exercised. The underwriters may exercise the option only to cover over-allotments made in connection with the sale of the 5,000,000 shares of common stock offered by this prospectus.

    The following table shows the per share and total underwriting discounts and commissions to be paid by us to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                             Per  Without  With
                                                            Share Option  Option
                                                            ----- ------- ------
   Public offering price...................................  $      $      $
   Underwriting discounts and commissions..................  $      $      $
   Proceeds, before expenses, to us........................  $      $      $

The expenses of the offering are estimated at $700,000 and are payable entirely by us. BancBoston Robertson Stephens Inc. expects to deliver the shares of
common stock to purchasers on     , 1999.

    Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representation and warranties contained in the underwriting agreement.

    Future Sales. Each of our executive officers, directors and other significant stockholders of record has agreed with the representatives, for a period of 180 days after the date of this prospectus, not to offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or acquired directly from us by these holders or with respect to which they have or may acquire the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. There are no agreements between the representatives and any of our stockholders providing consent by the representatives to the sale of shares prior to the expiration of the 180-day lock-up period. In addition, we have generally agreed that, during the 180-day lock-up period, we will not, without the prior written consent of BancBoston Robertson Stephens Inc., (a) consent to the disposition of any shares held by stockholders prior to the expiration of the 180-day lock-up period or (b) issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sale of shares in the offering, our issuance of common stock upon the exercise of currently outstanding options and warrants, and our issuance of incentive awards under our stock incentive plans. See "Shares Eligible for Future Sale."

    Directed Shares. We have requested that the underwriters reserve up to ten percent of the shares of common stock for sale at the initial public offering price to directors, officers, employees and other individuals designated by Stamps.com. All of our directors, executive officers and five percent or greater stockholders have received allocations in the directed share program. The number of shares reserved for these persons ranges from 7,500 to 25,000 shares.

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    No Prior Public Market. Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus has been determined through negotiations between us and the representatives. Among the factors considered in these negotiations were prevailing market conditions, our financial information, market valuations of other companies that we and the representatives believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

    Bayview Investors, Ltd., an investment partnership affiliated with BancBoston Robertson Stephens Inc., purchased 60,717 shares of Series C Preferred Stock from us on February 17, 1999 at a price of $5.49 per share and on the same terms and conditions as all other purchasers in our Series C Preferred Stock financing. BancBoston Robertson Stephens Inc. acted as placement agent for our Series C Preferred Stock financing and received for its services a fee of approximately $1.4 million from us.

    Electronic Prospectus Delivery. A prospectus in electronic format is being made available on an Internet Web site maintained by Wit Capital. In addition, pursuant to an e-Dealer Agreement, all dealers purchasing shares from Wit Capital in the offering similarly have agreed to make a prospectus in electronic format available on Web sites maintained by each of the e-Dealers.

    New Underwriters. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 37 filed public offerings of equity securities, of which 16 have been completed, and has acted as a syndicate member in an additional 10 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

    Wit Capital, a member of the National Association of Securities Dealers, Inc. will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, co-manager or selected dealer in over 70 public offerings. Except for its participation as a manager in this offering, Wit Capital has no relationship with Stamps.com, Inc. or any of its founders or significant stockholders.

    Stabilization. The representatives have advised us that, under Regulation M under the Securities Exchange Act, some participants in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by the underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by the underwriter or syndicate member. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the common stock offered by this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, Irvine, California. As of May 31, 1999, affiliates of Brobeck, Phleger & Harrison LLP beneficially owned a total of 77,413 shares of our common stock. Legal matters relating to the sale of common stock in this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, Palo Alto, California.

                                    EXPERTS

    The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to Stamps.com and the shares to be sold in the offering, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. We have described all material information for each contract, agreement or other document filed with the registration statement in the prospectus. However, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

    You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission's filings, including the registration statement are also available to you without charge on their Web site (http://www.sec.gov).

                                STAMPS.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Independent Public Accountants................................. F-2

Balance Sheets at December 31, 1998 and March 31, 1999 (unaudited)....... F-3

Statements of Operations for the period from January 9, 1998 (date of inception) to December 31, 1998, the period from January 9, 1998 (date of inception) to March 31, 1998 (unaudited), the three months ended
  March 31, 1999 (unaudited) and the period from January 9, 1998 (date of inception) to March 31, 1999 (unaudited)............................... F-4

Statements of Stockholders' Equity (Deficit) for the period from January
  9, 1998 (date of inception) through December 31, 1998 and the three months ended March 31, 1999 (unaudited)................................ F-5

Statements of Cash Flows for the period from January 9, 1998 (date of inception) to December 31, 1998, the period from January 9, 1998 (date of inception) to March 31, 1998 (unaudited), the three months ended
  March 31, 1999 (unaudited) and the period from January 9, 1998 (date of inception) to March 31, 1999 (unaudited)............................... F-6

Notes to Financial Statements............................................ F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Stamps.com Inc.:

    We have audited the accompanying balance sheet of Stamps.com Inc. (a Delaware corporation in the development stage) as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from January 9, 1998 (date of inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Stamps.com Inc. as of December 31, 1998, and the results of its operations and its cash flows for the period from January 9, 1998 (date of inception) through December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP
Los Angeles, California
January 13, 1999

                                STAMPS.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                         March 31, 1999
                                                     ------------------------
                                       December 31,                Pro Forma
                                           1998      Historical    (Note 1)
                                       ------------  -----------  -----------
                                                     (unaudited)  (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents..........  $ 3,470,207   $28,523,897  $28,523,897
  Prepaid expenses...................       48,118       170,809      170,809
                                       -----------   -----------  -----------
Total current assets.................    3,518,325    28,694,706   28,694,706
Property and equipment, net..........      670,301       920,255      920,255
Patents, trademarks and other
  intangibles, net...................       78,122        75,854       75,854
Other................................      159,071       181,437      181,437
                                       -----------   -----------  -----------
Total assets.........................  $ 4,425,819   $29,872,252  $29,872,252
                                       ===========   ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Line of credit.....................  $ 1,000,000   $ 1,000,000  $ 1,000,000
  Accounts payable...................      392,372       559,158      559,158
  Accrued expenses...................      192,528       537,106      537,106
  Accrued payroll and related........      140,942       300,751      300,751
  Accrued professional...............      200,000            --           --
  Current portion of capital lease
    obligations......................      207,683       207,683      207,683
                                       -----------   -----------  -----------
Total current liabilities............    2,133,525     2,604,698    2,604,698
Capital lease obligations, less
  current portion....................      265,070       216,916      216,916
Commitments
Redeemable preferred stock, $.001 par
  value (Series A, B & C):
  Authorized shares 10,000,000 at
    December 31, 1998 and 15,500,000
    at March 31, 1999 (pro forma:
    5,000,000).......................
  Issued and outstanding shares
    9,782,500 at December 31, 1998
    and 15,246,986 at March 31, 1999
    (pro forma: none)................
  Liquidation preference of
    $6,020,000 at December 31, 1998
    and $36,020,028 at March 31, 1999
    (pro forma: none)................    5,978,344    34,277,938           --
Stockholders' equity (deficit):
  Common stock, $.001 par value:
   Authorized shares 20,000,000 at
     December 31, 1998 and 40,000,000
     at March 31, 1999 (pro forma:
     95,000,000).....................
   Issued and outstanding shares
     6,900,975 at December 31, 1998
     and March 31, 1999 (pro forma:
     29,771,454).....................        6,901         6,901       29,771
  Additional paid-in capital.........    1,437,859     4,784,859   39,039,927
  Notes receivable from stock sales..     (117,000)     (117,000)    (117,000)
  Deferred compensation..............   (1,083,000)   (4,020,000)  (4,020,000)
  Deficit accumulated during the
    development stage................   (4,195,880)   (7,882,060)  (7,882,060)
                                       -----------   -----------  -----------
Total stockholders' equity
  (deficit)..........................   (3,951,120)   (7,227,300)  27,050,638
                                       -----------   -----------  -----------
Total liabilities and stockholders'
  equity (deficit)...................  $ 4,425,819   $29,872,252  $29,872,252
                                       ===========   ===========  ===========

                            See accompanying notes.

                                STAMPS.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                            Period from       Period from                     Period from
                          January 9, 1998   January 9, 1998   Three Months  January 9, 1998
                          (inception) to      (inception)        Ended      (inception) to
                         December 31, 1998 to March 31, 1998 March 31, 1999 March 31, 1999
                         ----------------- ----------------- -------------- ---------------
                                              (unaudited)     (unaudited)     (unaudited)
Revenues................    $       --         $     --       $       --      $       --
Costs and expenses:
  Research and
    development.........      1,531,811           83,381        1,159,772       2,691,583
  General and
    administrative......      2,648,279          279,713        2,528,426       5,176,705
                            -----------        ---------      -----------     -----------
     Total costs and
       expenses.........      4,180,090          363,094        3,688,198       7,868,288
                            -----------        ---------      -----------     -----------
Loss from operations....     (4,180,090)        (363,094)      (3,688,198)     (7,868,288)
Other income (expense):
  Interest expense......        (27,624)             --           (33,001)        (60,625)
  Interest income.......         11,834              --            35,019          46,853
                            -----------        ---------      -----------     -----------
Net loss................    $(4,195,880)       $(363,094)     $(3,686,180)    $(7,882,060)
                            ===========        =========      ===========     ===========
Basic and diluted net
  loss per share........    $     (0.85)       $   (0.09)     $     (0.53)    $     (1.48)
                            ===========        =========      ===========     ===========
Pro forma basic and
  diluted net loss per
  share.................    $     (0.36)       $   (0.05)     $     (0.15)    $     (0.55)
                            ===========        =========      ===========     ===========


                            See accompanying notes.

                                STAMPS.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                  Deficit
                                                         Notes                  Accumulated
                           Common Stock    Additional Receivable                During the
                         -----------------  Paid-in      from       Deferred    Development
                           Shares   Amount  Capital   Stock Sales Compensation     Stage        Total
                         ---------- ------ ---------- ----------- ------------  -----------  -----------
Balance at January 9,
 1998 (inception).......         -- $   -- $       --  $      --  $        --   $        --  $        --
 Issuance of common
  stock.................  4,912,500  4,913     61,387    (18,000)          --            --       48,300
 Issuance of restricted
  common stock..........  1,988,475  1,988    126,472    (99,000)          --            --       29,460
 Deferred compensation..         --     --  1,250,000         --   (1,250,000)           --           --
 Amortization of
  deferred
  compensation..........         --     --         --         --      167,000            --      167,000
 Net loss...............         --     --         --         --           --    (4,195,880)  (4,195,880)
                         ---------- ------ ----------  ---------  -----------   -----------  -----------
Balance at December 31,
 1998...................  6,900,975  6,901  1,437,859   (117,000)  (1,083,000)   (4,195,880)  (3,951,120)
 Deferred compensation
  (unaudited)...........         --     --  3,347,000         --   (3,347,000)           --           --
 Amortization of
  deferred compensation
  (unaudited)...........         --     --         --         --      410,000            --      410,000
 Net loss (unaudited)...         --     --         --         --           --    (3,686,180)  (3,686,180)
                         ---------- ------ ----------  ---------  -----------   -----------  -----------
Balance at March 31,
 1999 (unaudited).......  6,900,975 $6,901 $4,784,859  $(117,000) $(4,020,000)  $(7,882,060) $(7,227,300)
                         ========== ====== ==========  =========  ===========   ===========  ===========



                            See accompanying notes.

                                STAMPS.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                          Period from
                           January 9     Period from
                              1998        January 9,      Three       Period from
                          (inception)        1998        Months     January 9, 1998
                               to       (inception) to    Ended      (inception) to
                          December 31,    March 31,     March 31,      March 31,
                          ------------  -------------- -----------  ---------------
                              1998           1998         1999           1999
                          ------------  -------------- -----------  ---------------
                                         (unaudited)   (unaudited)    (unaudited)
Operating activities:
  Net loss..............  $(4,195,880)    $ (363,094)  $(3,686,180)   $(7,882,060)
  Adjustments to
    reconcile net loss
    to net cash used in
    operating
    activities:
     Depreciation and
       amortization.....       81,540          4,126        63,480        145,020
     Amortization of
       deferred
       compensation.....      167,000          4,000       410,000        577,000
     Changes in
       operating assets
       and liabilities:
       Prepaid
         expenses.......      (48,118)       (10,023)     (122,691)      (170,809)
       Accounts
         payable........      392,372         20,928       166,786        559,158
       Accrued
         expenses.......      533,470            --        304,387        837,857
                          -----------     ----------   -----------    -----------
Net cash used in
  activities............   (3,069,616)      (344,063)   (2,864,218)    (5,933,834)
Investing activities:
  Capital
    expenditures........     (195,297)      (111,513)     (311,166)      (506,463)
  Other.................     (209,071)       (24,512)      (22,366)      (231,437)
                          -----------     ----------   -----------    -----------
Net cash used in
  investing activities..     (404,368)      (136,025)     (333,532)      (737,900)
Financing activities:
  Net proceeds from
    line of credit......    1,000,000            --            --       1,000,000
  Repayment of capital
    lease obligations...      (81,945)           --        (48,154)      (130,099)
  Issuance of series A
    redeemable
    preferred stock,
    net.................    1,463,344      1,463,344           --       1,463,344
  Issuance of series B
    redeemable
    preferred stock.....    4,515,000            --            --       4,515,000
  Issuance of series C
    redeemable
    preferred stock,
    net.................          --             --     28,299,594     28,299,594
  Issuance of common
    stock...............       47,792         18,332           --          47,792
                          -----------     ----------   -----------    -----------
Net cash provided by
  financing activities..    6,944,191      1,481,676    28,251,440     35,195,631
                          -----------     ----------   -----------    -----------
Net increase in cash and
  cash equivalents......    3,470,207      1,001,588    25,053,690     28,523,897
Cash and cash
  equivalents at
  beginning of period...          --             --      3,470,207            --
                          -----------     ----------   -----------    -----------
Cash and cash
  equivalents at end of
  period................  $ 3,470,207     $1,001,588   $28,523,897    $28,523,897
                          ===========     ==========   ===========    ===========
Supplemental cash flow
  disclosure:...........
Cash paid for:
  Interest..............  $    27,624     $      --    $    33,001    $    60,625
  Income taxes..........  $       800     $      800   $       800    $     1,600
Noncash investing and
  financial activity:
  Issuance of common
    stock in exchange
    for a patent and a
    trademark name......  $    29,968     $   28,968   $       --     $    29,968
  Equipment acquired
    under capital
    lease...............  $   554,698     $      --    $       --     $   554,698
  Issuance of notes
    receivable from
    stock sales.........  $   117,000     $  117,000   $       --     $   117,000

                            See accompanying notes.

                                STAMPS.COM INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

 Description of Business and Basis of Presentation

    Stamps.com Inc. (Stamps.com Inc. or the Company), formerly known as StampMaster, Inc., was incorporated in Delaware on January 9, 1998, and is a development stage company. Its primary activities since inception have been to develop an internet-based postal service delivery system for end-users and raise capital to finance operations.

    The Company is subject to the normal risks associated with a development stage enterprise in the technology industry. These risks include, among others, the risks associated with product development, approval of product by the United States Postal Service, acceptance of the product by end users and the ability to raise additional capital to sustain operations.

    The Company's Internet postage service for purchasing postage over the Internet has not yet been approved by the US Postal Service. The Company is currently in the pre-approval testing stage of the US Postal Service's Information Based Indicia Program. There can be no assurance that the Company's service will successfully emerge from this testing phase or that the US Postal Service will approve the service for commercial use.

    The statement of operations for the period from inception through December 31, 1998 includes approximately $35,000 of expenses incurred prior to incorporation. In September 1996, the founders began to investigate the feasibility of entering into the United States Postal Service's Information Based Indicia Program and initiated the certification process.


 Unaudited Interim Financial Information and Pro Forma Balance Sheet

    The interim financial statements of the Company for the period from January 9, 1998 (date of inception) to March 31, 1998 and the three months ended March 31, 1999, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at March 31, 1999, the results of operations and its cash flows for the period from January 9, 1998 (date of inception) to March 31, 1998 and the three months ended March 31, 1999.

    The unaudited pro forma balance sheet is presented to show the effects on the unaudited March 31, 1999 balance sheet of the conversion of all outstanding shares of redeemable preferred stock into 22,870,479 shares of common stock which will occur upon the completion of the anticipated initial public offering (see Note 6 and 7) as if the conversions took place at inception, or the date of original issuance, if later.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates and such differences may be material to the financial statements.

 Cash Equivalents

    Cash equivalents include demand deposits and short-term investments with a maturity of three months or less when purchased.

 Concentration of Risk

    The financial instrument that potentially exposes the Company to concentrations of credit risks consists primarily of cash equivalents. The Company places its cash equivalents with high quality financial institutions. At times, such balances may be in excess of the FDIC insurance limit.

                                STAMPS.COM INC.

 Computation of Historical Net Loss per Share and Pro Forma Net Loss Per Share

    In accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Computation of Earnings Per Share," basic earnings per share is computed by dividing the net earnings available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net earnings for the period by the weighted average number of common and common equivalent shares outstanding during the period.

    Common equivalent shares, consisting of unvested restricted Common Stock and incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred stock, are excluded from the diluted earnings per share calculation if their effect is anti-dilutive.

    A summary of the shares used to compute earnings per share is as follows:

                               Period from      Period from                    Period from
                             January 9, 1998  January 9, 1998  Three Months  January 9, 1998
                             (inception) to   (inception) to      Ended      (inception) to
                            December 31, 1998 March 31, 1998  March 31, 1999 March 31, 1999
                            ----------------- --------------- -------------- ---------------
                                                (unaudited)    (unaudited)     (unaudited)
   Weighted average common
    shares used to compute
    basic net loss per
    share..................     4,955,913        4,240,518       6,900,975      5,344,926
   Effect of dilutive
    securities.............            --               --              --             --
                               ----------        ---------      ----------     ----------
   Weighted average common
    shares used to compute
    dilutive net loss per
    share..................     4,955,913        4,240,518       6,900,975      5,344,926
                               ----------        ---------      ----------     ----------
   Conversion of preferred
    stock..................     6,637,467        2,623,399      18,156,807      8,941,335
                               ----------        ---------      ----------     ----------
   Weighted average common
    shares used to compute
    pro forma basic and
    diluted net loss per
    share..................    11,593,380        6,863,917      25,057,782     14,286,261
                               ==========        =========      ==========     ==========

    Pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, B and C Preferred Stock into shares of the Company's Common Stock effective upon the closing of the Company's Initial Public Offering as if such conversion occurred at inception or the date of original issuance, if later. Pro forma diluted earnings per share is computed using the pro forma weighted average number of common and common equivalents shares outstanding during the period, to the extent such shares are dilutive.

 Property and Equipment

    Property and equipment are stated at cost. Depreciation and amortization is computed principally on a straight-line method over the estimated useful lives of the assets ranging from three to five years. Assets acquired under capitalized lease arrangements are recorded at the present value of the minimum lease payments. Amortization of assets capitalized under capital leases is computed using the straight-line method over the life of the asset or term of the lease, whichever is shorter. Expenditures for repairs and maintenance are charged to expense as incurred.

 Patents, Trademarks and Other Intangibles

    Patents, trademarks and other intangibles are carried at cost less accumulated amortization that is calculated on a straight-line basis over the estimated useful lives of the assets, not to exceed 40 years. Patents are currently amortized over an estimated useful live of 17 years. Trademarks and other intangibles have useful lives that range from 5 to 15 years. Accumulated amortization as of December 31, 1998 is $1,846.

                                STAMPS.COM INC.

 Income Taxes

    The Company accounts for income taxes in accordance with FASB 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statements and the tax basis of assets and liabilities using the enacted tax rate in effect for the years in which the differences are expected to reverse.

 Research and Development Costs

    Research and development costs are expensed as incurred. These costs primarily consist of salaries, development materials, supplies and applicable overhead expenses of personnel directly involved in the research and development of new technology and products.

 Stock-Based Compensation

    SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

2. Line of Credit

    On May 1, 1998, the Company entered into a credit line agreement with a lender. The initial $300,000 borrowing base was increased to $1 million based on the Company's net equity balance, as defined, through December 31, 1998. Borrowings bear interest at the lender's prime rate plus 1% (8.75% at December 31, 1998) and are collateralized by certain of the Company's assets. The Company used the amount drawn for working capital purposes. The unpaid balance due under the line of credit at February 9, 1999 may be converted to a term loan payable in 24 equal monthly installments commencing on such date. Otherwise, the credit line agreement matures on October 8, 1999.

    In connection with this indebtedness agreement, the Company issued a detachable warrant which permits the holder to purchase 7,050 shares of the Company's Common Stock for $.27 per share. The term of this warrant is for a period of seven years from the date of grant.

3. Income Taxes

    The provision for income taxes consists solely of minimum state taxes. The Company's effective tax rate differs from the statutory federal income tax rate primarily as a result of the establishment of a valuation allowance for the future benefits to be received from the net operating loss carryforwards and research tax credit carryforwards. The tax effect of temporary differences that give rise to a significant portion of the deferred tax assets and liabilities at December 31, 1998 are presented below.

   Deferred tax assets (liabilities):
     Net operating loss carryforwards.............................  $   537,154
     Research credits.............................................      150,000
     Depreciation.................................................      (28,006)
     Capitalized start-up costs...................................      988,403
     Accruals.....................................................       46,068
                                                                    -----------
   Total deferred tax assets......................................    1,693,619
   Valuation allowance............................................   (1,693,619)
                                                                    -----------
   Net deferred tax assets........................................  $        --
                                                                    ===========

                                STAMPS.COM INC.

    Because the Company is uncertain when it may realize the benefits of its favorable tax attributes in future returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets. In 1998, the valuation allowance recorded was $1,693,619.

    The Company has a net operating loss carryforward for federal and state income tax purposes at December 31, 1998 of $1,348,467, and an available tax credit carryforward at December 31, 1998 of $150,000, each of which can be carried forward to offset future taxable income, if any. The Company's federal net operating loss expires starting in 2018, state net operating loss expires starting in 2006, and credits expire starting in 2018. The Federal Tax Reform Act of 1986 and similar state tax laws contain provisions which may limit the net operating losses carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership interests.

4. Capital Leases, Commitments and Contingencies

    The Company leases certain equipment under capital lease arrangements expiring on various dates through 2001. Included in property and equipment are the following assets held under capital lease at December 31, 1998:

   Computer equipment................................................ $ 554,698
   Accumulated depreciation..........................................   (58,129)
                                                                      ---------
                                                                      $ 496,569
                                                                      =========

    The following is a schedule of future minimum lease payments:

   Year ending December 31, 1998:
   1999............................................................. $254,148
   2000.............................................................  254,520
   2001.............................................................   31,007
                                                                     --------
                                                                      539,675
   Less amount representing interest................................  (66,922)
                                                                     --------
   Present value of net minimum lease payments ($207,683 payable currently)..................................................... $472,753
                                                                     ========

    The Company currently rents its facilities on a month-to-month basis or for terms less than one year. Total rent expense for the period from January 9, 1998 through December 31, 1998 was $109,428 and includes $23,400 paid to a stockholder/officer for rental of office space.

    In December 1998, the Company entered into a Distribution and Marketing Agreement with America Online, Inc. (AOL) that provides broad distribution and marketing campaigns amongst AOL's diverse properties. In exchange for these services, the Company is required to make minimum payments that approximate $1,700,000 and $525,000 in 1999 and 2000, respectively. In exchange for these services, the Company is required to pay $2.3 million in varied amounts through February 2000 ($75,000 in 1998, $1,700,000 in 1999 and $525,000 in 2000). The
Company may purchase additional advertising under this Marketing and Distribution Agreement but it is not required. The Company will recognize the related expense upon performance of services.

                                STAMPS.COM INC.

5. Stock Options

    In January 1998, the Company adopted the 1998 Stock Option Plan (the Plan) which authorizes the Board of Directors to grant incentive stock options, nonqualified stock options and stock purchase rights (collectively options) to employees, directors, consultants and advisors of the Company. The maximum number of shares of common stock to be issued under the Plan is 7,290,000. All options granted under the Plan have been made at prices not less than fair value of the stock at the date of grant, as determined by the Board of Directors. Options granted under the Plan are generally exercisable immediately, however, they vest 25% per year, and the Board of Directors has the discretion with respect to vesting periods applicable to a particular grant. During 1998, the Company issued options to purchase approximately 2,310,909 shares of common stock at prices which included approximately $600,000 of a compensation element. The $600,000 is being recognized as expense over the vesting periods of the related options and has been presented as a reduction of stockholders' equity (deficit) in the accompanying balance sheets.

    The following tabulation summarizes certain information related to options for common stock:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Shares     Price
                                                             ---------  --------
   Outstanding options at January 9, 1998...................        --    $ --
   Grants................................................... 2,310,909     .07
   Surrendered, forfeited or expired........................   (36,562)    .03
   Exercised................................................        --      --
                                                             ---------    ----
   Outstanding options at December 31, 1998................. 2,274,347    $.06
                                                             =========    ====

    As of December 31, 1998, all options were exercisable. However, no options were vested and 1,904,091 were available for future grant. The weighted average remaining contractual life of the outstanding stock options at December 31, 1998, is 9.7 years.

    Pro forma information regarding net loss is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair-value method of that statement. The fair value for these options was estimated at the date of grant using the minimum-value method, which utilizes a near-zero volatility factor. The remaining assumptions, which are weighted average, under this method are as follows:

        Expected life (years).............................................    5
        Risk-free interest rate........................................... 5.50%
        Dividend yield....................................................   --

    This option-valuation method requires input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because change in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing method does not necessarily provide a reliable single measure of the fair value of its employee stock options. The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts and additional awards in future years are anticipated.

    If the Company recognized employee stock related compensation expense in accordance with SFAS 123 under the minimum value method, its net loss for 1998 would not be materially different.

                                STAMPS.COM INC.

6. Stock Transactions

    During 1998, the Company issued restricted stock to an employee and a director totaling 1,988,475 shares. These shares vest one-fourth on May 30, 1999 and the remaining shares vest monthly over the subsequent thirty-six months. The Company issued these shares at prices which included approximately $650,000 of a compensation element. The $650,000 is being recognized as expense over the vesting periods and has been presented as a reduction of stockholders' equity (deficit) in the accompanying balance sheets.

    In February 1998, the Company issued 3,762,500 shares of its Series A Redeemable Preferred Stock at $0.40 per share and warrants to acquire 6,020,000 shares of the Company's its Series B Redeemable Preferred Stock at $0.75 per share. In August and October 1998, 6,020,000 shares of Series B Redeemable Preferred Stock were issued under these warrants.

    Redeemable Preferred stock is convertible to common stock on a one-for-one basis at the option of the holder at any time after issuance, subject to anti-dilution protection. Each share of Redeemable Preferred Stock automatically converts to Common Stock upon (i) the sale of Common Stock by the Company in an underwritten public offering with a public offering price of $2.00 per share and net proceeds of $15 million or (ii) written consent of the majority holders of outstanding shares of Preferred Stock (see Note 7).

    The holders of Redeemable Preferred Stock are entitled to receive non-cumulative dividends in preference to the Common stock at a rate of $0.040 and $0.075 per share per annum, respectively, or if greater (as determined on a per annum basis and an as converted basis for Redeemable Preferred Stock), an amount equal to that paid on any other outstanding share, payable quarterly when, as and if declared. No dividends can be paid or declared on any Common Stock unless full cash dividends, including past dividends declared, have been paid on the Redeemable Preferred Stock.

    The Series A and Series B Redeemable Preferred Stock have a liquidation preference over Common Stock of $0.40 and $0.75 per share, respectively.

    The Redeemable Preferred Stock may be redeemed at any time after February 26, 2003 at the written consent of the majority holders of outstanding shares of Redeemable Preferred Stock. The redemption price for Series A and Series B Redeemable Preferred Stock is $0.40 and $0.75 per share, respectively. Series A and Series B Redeemable Preferred Stock has been reflected in the accompanying balance sheets outside of stockholders' equity (deficit) due to its redemption feature.

    In connection with the issuance of Common Stock during the period, the Company exchanged shares with a fair value of $117,000 for notes receivable of the same amount. These notes receivable bear interest at 9% per annum and are payable in February 2003.

7. Events Subsequent to the Date of the Auditors' Report (Unaudited)

 Redeemable Preferred Stock

    On February 10, 1999, the Board of Directors approved the sale of Series C Redeemable Preferred Stock. In February and March 1999, the Company issued 5,464,486 shares of its Series C Redeemable Preferred Stock at $5.49 per share. Series C Redeemable Preferred Stock is convertible to common stock on a one-for-one basis at the option of the holder at any time after issuance, subject to anti-dilution protection. In connection with the sale of Series C Redeemable Preferred Stock, the board of directors amended the certificate of incorporation and each share of Series A, Series B and Series C Redeemable Preferred Stock automatically converts to

                                STAMPS.COM INC.

Common Stock upon (i) the sale of Common Stock by the Company in an underwritten public offer with a public offering price of at least $10.98 per share and net proceeds of $20 million or (ii) written consent of the majority of holders of outstanding shares of Redeemable Preferred Stock.

    The holders of Series C Redeemable Preferred Stock are entitled to receive noncumulative dividends in preference of the Common Stock at a rate of $0.55 per share per annum or if greater (as determined on a per annum basis and as a converted bases for Preferred Stock), an amount equal to that paid on any other outstanding share, payable quarterly when, as and if declared. No dividends can be paid or declared on any Common Stock unless full cash dividends, including past dividends declared, have been paid on the Redeemable Preferred Stock. The Series C Redeemable Preferred Stock have a liquidation preference over Common Stock or $5.49 per share and may be redeemed at any time after February 27, 2003, at the written consent of the majority holders of outstanding shares of Redeemable Preferred Stock at the redemption price of $5.49 per share. Series C Redeemable Preferred Stock has been reflected in the accompanying balance sheets outside of stockholders' equity (deficit) due to its redemption feature.

 Authorized Stock and Stock Dividend

    On February 17, 1999, the Company increased the number of authorized shares of common stock and preferred stock to 40,000,000 shares and 15,500,000 shares, respectively. Subsequent to year end, the Board of Directors increased the number of shares reserved for issuance under the 1998 Stock Option Plan to 7,290,000 shares.

    On June 3, 1999, the Board of Directors declared a stock dividend of 3 shares of Common Stock for every 2 shares of Common Stock then outstanding, an action which also resulted in an adjustment to the conversion ratio of the Series A, B and C redeemable preferred stock to a three-for-two basis. The stock dividend will become effective on the date that the Company's public offering of Common Stock is closed. Accordingly, the accompanying financial statements and footnotes have been restated to reflect the stock dividend. In addition the board increased the number of authorized shares of Common Stock and Preferred Stock to 95,000,000 and 5,000,000 shares, respectively. These increases will also take effect upon closing of the Company's initial public offering.

 Stock options

    During the period from January 1, 1999 through June 3, 1999, the Company issued 3,072,000 additional stock options under the 1998 stock option plan. A summary of the options granted is as follows:

                                                             Exercise Estimated
     Number of options                                        Price   Fair Value
     -----------------                                       -------- ----------
       189,150..............................................  $5.60     $1.33
       892,050..............................................  $3.00     $0.71
     1,990,800..............................................  $0.33     $0.08

    The estimated fair value for these options was estimated at the date of grant using the minimum-value method using the same assumptions as Note 5. From January 1, 1999 through March 31, 1999, the Company issued options to purchase approximately 2,180,250 shares of common stock at prices which included approximately $3,347,000 of a compensation element. The $3,347,000 is being recognized as expense over the vesting periods of the related options and has been presented as a reduction of stockholders' equity (deficit) in the accompanying balance sheets.

                              STAMPS.COM INC.

 Commitments

    In May 1999, the Company entered into a facility lease agreement for its corporate headquarters with minimum lease payments approximating $4.8 million over 5 years.

    Also, in May 1999, the Company entered into a Sponsorship Agreement with Intuit Inc. (Intuit) that markets our Internet postage service on various Intuit Internet sites and software. In exchange for this sponsorship, the Company is required to pay $3.3 million ($2 million in 1999 and $1.3 million in 2000). Additional payments may be required if this Sponsorship Agreement results in certain customer levels. The related expense will be recognized as the services are provided.

 Legal Proceedings

    On June 16, 1999, Pitney Bowes filed a patent infringement lawsuit against the Company in the United States District Court for the District of Delaware. The suit alleges that the Company is infringing two patents held by Pitney Bowes related to postage application systems and electronic indicia. The suit seeks treble damages, a preliminary and permanent injunction from further alleged infringement, attorneys' fees and other unspecified damages. The Company is currently investigating the claims against it and has not responded to the suit. To date, the Company believes it has meritorious defenses and intends to defend the lawsuit vigorously. However, the litigation could result in significant expenses and diversion of management time and other resources. Further, if Pitney Bowes successfully asserts an infringement claim against the Company, its operations would be impacted severely. The Pitney Bowes suit could result in limitations on the Company's ability to market its service, delays and costs associated with redesigning its service or payments of license fees or other payments.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission and NASD. All of the expenses below will be paid by the Company.

                                   Item
                                   ----
   Registration fee...................................................  $ 17,583
   NASD filing fee....................................................     6,250
   Nasdaq National Market listing fee.................................    95,000
   Blue sky fees and expenses.........................................    10,000
   Printing and engraving expenses....................................   100,000
   Legal fees and expenses............................................   250,000
   Accounting fees and expenses.......................................   150,000
   Transfer Agent and Registrar fees..................................     5,000
   Miscellaneous......................................................    66,167
                                                                        --------
     Total............................................................  $700,000
                                                                        ========

Item 14. Indemnification of Directors and Officers.

    The Company's Amended and Restated Certificate of Incorporation (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Company's directors shall not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Company. Under the DGCL, the directors have a fiduciary duty to the Company which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Company, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Company has obtained liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    The Company, with the approval of the Board of Directors, intends to obtain directors' and officers' liability insurance prior to the effectiveness of this offering. In addition, the Company intends to enter into indemnification agreements with each of its directors and executive officers, a form of which is filed as Exhibit 10.20 hereto.

    There is no pending litigation or proceeding involving any director, officer, employee or agent of the Company in which indemnification will be required or permitted. Moreover, the Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. The Company believes that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    The Underwriting Agreement (the form of which is filed as Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the Company and its officers and directors, and by the Company of the Underwriters, for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

    The following is a summary of transactions by the Company since the Company's inception in September 1996 involving sales of the Company's securities that were not registered under the Securities Act. Prior to the Company's incorporation in Delaware in January 1998, it had been operating as a sole proprietorship.

    On January 20, 1998, we issued an aggregate of 4,897,500 shares of Common Stock at $.01 per share to certain employees and consultants to the Company. The total number of individuals who received stock in this transaction was 15.

    On May 1, 1998, we granted a warrant to a lender to purchase up to 4,700 shares of Series A Preferred Stock at $0.40 per share.

    In October 1998, we issued an aggregate of 307,875 shares of Common Stock at $.05 per share to Thomas Bruggere.

    In November 1998, we issued an aggregate of 1,500,000 shares of Common Stock at $.07 per share to John Payne.

    In December 1998, we issued an aggregate of 186,000 shares of Common Stock at $.07 per share to Thomas Bruggere.

    In December 1998, we issued 15,000 shares of Common Stock to Gregory Deeter in exchange for all rights and goodwill in connection with the Stamps.com domain name.

    In January and February of 1998, we issued an aggregate of 3,762,500 shares of our Series A Redeemable Preferred Stock to certain accredited investors for an aggregate offering price of $1,505,000, or $0.40 per share, less $42,000 in offering expenses.

    In August, October and November of 1998, we issued an aggregate of 6,020,000 shares of Series B Redeemable Preferred Stock upon the exercise of warrants to certain accredited investors for an aggregate offering price of $4,515,000.50, or $0.75 per share.

    In February and March of 1999, we issued an aggregate of 5,464,486 shares of Series C Redeemable Preferred Stock to certain accredited investors for an aggregate offering price of $30,000,028, or $5.49 per share, less $1,645,000 in offering expenses.

    From January 1998 to June 1999, we have granted options to purchase an aggregate of 5,374,959 shares of common stock to our directors, executive officers, employees and consultants at a weighted exercise price of $0.84.

    The foregoing transactions were effected under Section 4(2) or Rule 701 of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

 (a) Exhibits

    The following Exhibits are attached hereto and incorporated herein by reference:

 Exhibit
  Number                               Description
 -------                               -----------
  1.1     Form of Underwriting Agreement.

  3.1**   Second Amended and Restated Certificate of Incorporation of the
          Registrant.

  3.2**   Proposed Amended and Restated Certificate of Incorporation of the
          Registrant.

  3.3**   Bylaws of the Registrant.

  3.4**   Proposed Bylaws of the Registrant.

  4.1**   See Exhibit 3.1, 3.2 and 3.3 for provisions of the Registrant's
          Certificate of Incorporation and Bylaws defining the rights of holders of the Registrant's common stock. See Exhibit 10.3 for the rights of certain holders of registration rights.

  4.2     Specimen common stock certificate.

  5.1     Opinion of Brobeck, Phleger & Harrison LLP.

 10.1**   Series A Stock Purchase Warrant dated May 1, 1998 between the
          Registrant and Silicon Valley Bank.

 10.2**   Amended and Restated Investors' Rights Agreement dated February 17,
          1999 between the Registrant and the investors named therein.

 10.3**   Patent Assignment from Mohan P. Ananda to the Registrant dated
          January 20, 1998.

 10.4**   Assignment and License Agreement between the Registrant and Mohan P.
          Ananda dated January 20, 1998.

 10.5**   Employment Offer Letter dated October 29, 1998 by and between the
          Registrant and John M. Payne.

 10.6**   Employment Agreement dated January 20, 1998 by and between the
          Registrant and Mohan P. Ananda.

 10.7**   1998 Stock Plan and Forms of Notice of Grant and Stock Option
          Agreement.

 10.8     1999 Stock Incentive Plan (revised from previous filing).

 10.9     1999 Employee Stock Purchase Plan (revised from previous filing).

 10.10** Form of Indemnification Agreement between the Registrant and its directors and officers.

 10.11**  Lease Agreement dated August 27, 1998 between the Registrant and
          Spieker Properties, L.P. and Amendment No. One dated January 8, 1999.
 10.12**+ Advertising Insertion Order dated December 16, 1998 between the
          Registrant and America Online, Inc.

 10.13**  Master Lease Agreement between the Registrant and FirstCorp dated
          June 5, 1998.

 10.14**  Quick Start Loan and Security Agreement dated May 1, 1998 between the
          Registrant and Silicon Valley Bank.


 Exhibit
  Number                               Description
 -------                               -----------
 10.15**  Employment Offer Letter dated August 7, 1998 between the Registrant and John W. LaValle.
 10.16**  Consulting Agreement dated February 1, 1999 between the Registrant and Loren Smith.
 10.17**  Lease dated April 12, 1999 between the Registrant and Spieker
          Properties, L.P.
 10.18**+ Sponsorship Agreement dated May 14, 1999 between Registrant and
          Intuit, Inc.
 10.19**+ Distributor Agreement dated March 30, 1999 between Registrant and
          Westvaco.
 10.20**+ Distributor Agreement dated January 15, 1999 between Registrant and
          Office Depot, Inc.
 10.21**+ Distributor Agreement dated March 31, 1999 between Registrant and
          Seiko Instruments USA, Inc.
 10.22**+ Distributor Agreement dated March 30, 1999 between Registrant and
          Avery Dennison Office Products Company.
 10.23**+ Distributor Agreement dated March 11, 1999 between Registrant and
          Dymo-Costar Corporation.
 10.24**  Series A Preferred Stock and Warrant Purchase Agreement dated
          February 26, 1998 between Registrant and certain investors.
 10.25**  Amended and Restated Voting Agreement dated February 17, 1999 between
          Registrant and certain investors.
 10.26**  Separation Agreement and Release dated May 13, 1999 between
          Registrant and Mohan Ananda.
 10.27**  License Agreement dated May 13, 1999 between Registrant and Mohan
          Ananda.
 10.28**  Series C Preferred Stock Purchase Agreement dated February 17, 1999 between Registrant and certain investors.
 10.29**  Amendment Letter to AOL dated June 4, 1999.
 10.30    Nondisclosure Agreement and Agreement to Release University from damages caused by testing, dated December 6, 1998.
 10.31    Nondisclosure Agreement and Agreement to Release Carnegie Mellon,
          Inc. from damages caused by testing, dated April 22, 1997.
 10.32    Letter of Intent from Stampmaster, Inc. and US Postal Service response letter between Stampmaster, Inc. and the US Postal Service, dated February 21, 1997 and April 23, 1997, respectively.
 23.1     Consent of Brobeck, Phleger & Harrison LLP (Included in Exhibit 5.1
          hereto).
 23.2     Consent of Arthur Andersen LLP.
 24.1**   Power of Attorney (Included on signature pages hereto).
 27.1**   Financial Data Schedule.

--------
 * To be filed by amendment.
** Previously filed by the registrant with the Commission.
 + Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.

 (b) Financial Statement Schedules

    All such Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

    The undersigned Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Company hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, we have duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on the 21st day of June, 1999.

                                          STAMPS.COM INC.

                                          By:      /s/ John M. Payne
                                            -----------------------------------
                                                      John M. Payne

    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

             Signature                           Title                    Date
             ---------                           -----                    ----
        /s/ John M. Payne            Chief Executive Officer,        June 21, 1999
____________________________________  President and Director
           John M. Payne              (Principal Executive
                                      Officer)


       /s/ John W. LaValle           Chief Financial Officer,        June 21, 1999
____________________________________  Senior Vice President of
          John W. LaValle             Operations and Secretary
                                      (Principal Financial and
                                      Accounting Officer)

        Thomas H. Bruggere*          Chairman of the Board of        June 21, 1999
____________________________________  Directors
         Thomas H. Bruggere

          Mohan P. Ananda*           Director                        June 21, 1999
____________________________________
          Mohan P. Ananda

         David C. Bohnett*           Director                        June 21, 1999
____________________________________
          David C. Bohnett

         Jeffrey J. Brown*           Director                        June 21, 1999
____________________________________
          Jeffrey J. Brown

             Signature                           Title                    Date
             ---------                           -----                    ----
         Thomas N. Clancy*           Director                        June 21, 1999
____________________________________
          Thomas N. Clancy


         G. Bradford Jones*          Director                        June 21, 1999
____________________________________
         G. Bradford Jones

           Marvin Runyon*            Director                        June 21, 1999
____________________________________
           Marvin Runyon

          Loren E. Smith*            Director                        June 21, 1999
____________________________________
           Loren E. Smith

*   Power of Attorney

By:  /s/ John W. LaValle
  ----------------------------
        John W. LaValle
       Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
  Number                               Description
 -------                               -----------
  1.1     Form of Underwriting Agreement.

  3.1**   Second Amended and Restated Certificate of Incorporation of the
          Registrant.

  3.2**   Proposed Amended and Restated Certificate of Incorporation of the
          Registrant.

  3.3**   Bylaws of the Registrant.

  3.4**   Proposed Bylaws of the Registrant.

  4.1**   See Exhibit 3.1, 3.2 and 3.3 for provisions of the Registrant's
          Certificate of Incorporation and Bylaws defining the rights of holders of the Registrant's common stock. See Exhibit 10.3 for the rights of certain holders of registration rights.

  4.2     Specimen common stock certificate.

  5.1     Opinion of Brobeck, Phleger & Harrison LLP.

 10.1**   Series A Stock Purchase Warrant dated May 1, 1998 between the
          Registrant and Silicon Valley Bank.

 10.2**   Amended and Restated Investors' Rights Agreement dated February 17,
          1999 between the Registrant and the investors named therein.

 10.3**   Patent Assignment from Mohan P. Ananda to the Registrant dated
          January 20, 1998.

 10.4**   Assignment and License Agreement between the Registrant and Mohan P.
          Ananda dated January 20, 1998.

 10.5**   Employment Offer Letter dated October 29, 1998 by and between the
          Registrant and John M. Payne.

 10.6**   Employment Agreement dated January 20, 1998 by and between the
          Registrant and Mohan P. Ananda.

 10.7**   1998 Stock Plan and Forms of Notice of Grant and Stock Option
          Agreement.

 10.8     1999 Stock Incentive Plan (revised from previous filing).

 10.9     1999 Employee Stock Purchase Plan (revised from previous filing).

 10.10** Form of Indemnification Agreement between the Registrant and its directors and officers.

 10.11**  Lease Agreement dated August 27, 1998 between the Registrant and
          Spieker Properties, L.P. and Amendment No. One dated January 8, 1999.
 10.12**+ Advertising Insertion Order dated December 16, 1998 between the
          Registrant and America Online, Inc.

 10.13**  Master Lease Agreement between the Registrant and FirstCorp dated
          June 5, 1998.

 10.14**  Quick Start Loan and Security Agreement dated May 1, 1998 between the
          Registrant and Silicon Valley Bank.

 10.15** Employment Offer Letter dated August 7, 1998 between the Registrant and John W. LaValle.

 10.16** Consulting Agreement dated February 1, 1999 between the Registrant and Loren Smith.
 10.17**  Lease dated April 12, 1999 between the Registrant and Spieker
          Properties, L.P.
 10.18**+ Sponsorship Agreement dated May 14, 1999 between Registrant and
          Intuit, Inc.
 10.19**+ Distributor Agreement dated March 30, 1999 between Registrant and
          Westvaco.
 10.20**+ Distributor Agreement dated January 15, 1999 between Registrant and
          Office Depot, Inc.
 10.21**+ Distributor Agreement dated March 31, 1999 between Registrant and
          Seiko Instruments USA, Inc.
 10.22**+ Distributor Agreement dated March 30, 1999 between Registrant and
          Avery Dennison Office Products Company.
 10.23**+ Distributor Agreement dated March 11, 1999 between Registrant and
          Dymo-Costar Corporation.
 10.24**  Series A Preferred Stock and Warrant Purchase Agreement dated
          February 26, 1998 between Registrant and certain investors.
 10.25**  Amended and Restated Voting Agreement dated February 17, 1999 between
          Registrant and certain investors.
 10.26**  Separation Agreement and Release dated May 13, 1999 between
          Registrant and Mohan Ananda.

 Exhibit
 Number                                Description
 -------                               -----------
 10.27** License Agreement dated May 13, 1999 between Registrant and Mohan
         Ananda.
 10.28** Series C Preferred Stock Purchase Agreement dated February 17, 1999 between Registrant and certain investors.
 10.29** Amendment Letter from AOL dated June 4, 1999
 10.30   Nondisclosure Agreement and Agreement to Release University from damages caused by testing, dated December 6, 1998.
 10.31   Nondisclosure Agreement and Agreement to Release Carnegie Mellon, Inc.
         from damages caused by testing, dated April 22, 1997.
 10.32   Letter of Intent from Stampmaster, Inc. and US Postal Service response letter between Stampmaster, Inc. and the US Postal Service, dated
         February 21, 1997 and April 23, 1997, respectively.
 23.1    Consent of Brobeck, Phleger & Harrison LLP (Included in Exhibit 5.1
         hereto).
 23.2    Consent of Arthur Andersen LLP.
 24.1**  Power of Attorney (Included on signature pages hereto).
 27.1**  Financial Data Schedule.

--------
 * To be filed by amendment.
** Previously filed by the registrant with the Commission.
 + Confidential treatment is requested for certain confidential portions of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been omitted from this exhibit and filed separately with the Commission.